UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”), a Bermuda exempted company limited by shares, will be held on April 16, 2020 at 9:00 a.m. local Bermuda time at 110 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To vote on a proposal to amend the Amended and Restated Bye-Laws of the Company (the “Bye-Laws”) to declassify the Board of Directors;

2.

If Proposal 1 is approved by the shareholders, to vote on a proposal to elect each of the 11 director nominees named in this proxy statement to serve on the Board of Directors until the next annual general meeting, or, if Proposal 1 is not approved, to elect (i) Thomas A. Bradley, Anthony P. Latham and Carol A. McFate as Class I directors to our Board of Directors for a term of three years, and (ii) to elect Bernard C. Bailey, Fred R. Donner and Kevin J. Rehnberg as Class II directors to our Board of Directors for the remaining term of one year;

3.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers;

4.

To vote on a proposal to approve the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2020 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors;

5.	To vote on a proposal to amend the Bye-Laws to provide a range in the size of the Board of Directors of 3 to 11 directors, with the exact number to be determined by the Board of Directors;

6.	To vote on a proposal to amend the Bye-Laws to modify certain provisions relating to the voting of equity securities of Company subsidiaries; and

7.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 2, 2020 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

Whether you plan to be present at the Annual General Meeting or not, you are requested to promptly submit your proxy either electronically via the Internet or by telephone as described on the proxy card or by completing, signing and returning the proxy card to ensure that your shares will be represented. Under our Amended and Restated Bye-Laws, all proxies must be received not less than 48 hours prior to the time of the commencement of the Annual General Meeting.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

March 16, 2020

Important Notice Regarding the Availability of Proxy Materials

For the Annual General Meeting to be Held on April 16, 2020

The Proxy Statement, Notice of Annual General Meeting and 2019 Annual Report to Stockholders are available at www.argolimited.com

i

Other Compensation and Benefit Programs	44

Revised and Updated Information about Perquisites Resulting from Investigation	45

Post-Termination Benefits	45

Management Transition Compensation	46

Compensation Setting Process and Governance Elements	47

HUMAN RESOURCES COMMITTEE REPORT	51

EXECUTIVE COMPENSATION	52

2019 Summary Compensation Table	52

2019 Grants of Plan-Based Awards	56

Outstanding Equity Awards at 2019 Fiscal Year-End	57

2019 Option Exercises and Stock Vested	58

2019 Pension Benefits	58

2019 Non-qualified Deferred Compensation	59

Potential Payments upon Termination or a Termination following a Change in Control	60

Equity Awards	63

CEO Pay Ratio	65

PROPOSAL 4: APPROVE ERNST & YOUNG AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	66

Required Vote and Board Recommendation	66

Relationship with Independent Auditors	66

PROPOSAL 5: APPROVAL OF AN AMENDMENT TO THE BYE-LAWS TO PROVIDE A RANGE IN THE SIZE OF THE BOARD OF DIRECTORS OF 3 TO 11 DIRECTORS, WITH THE EXACT NUMBER TO BE DETERMINED BY THE BOARD OF DIRECTORS	68

Background of the Proposal	68

Proposed Amendment to the Bye-Laws	68

Required Vote and Board Recommendation	68

PROPOSAL 6: APPROVAL OF AN AMENDMENT TO THE BYE-LAWS TO MODIFY THE VOTING PUSH-UP REQUIREMENT	69

Background of the Proposal	69

Proposed Amendment to the Bye-Laws	69

Required Vote and Board Recommendation	69

ANNUAL REPORT TO SHAREHOLDERS	70

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL GENERAL MEETING	71

ANNEX A – Reconciliation of Adjusted Operating Income (Loss) to Net Income (Loss)	A-1

ANNEX B – Proposed Amendments to the Amended and Restated Bye-Laws	B-1

ii

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board” or “Board of Directors”) of Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote common shares of Argo Group (the “Common Shares” or “shares”) at the Annual General Meeting to be held on April 16, 2020, at 9:00 a.m. local Bermuda time at 110 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any adjournments, postponements or continuations thereof. This proxy statement and the accompanying proxy card are first being sent to shareholders on March 16, 2020.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING

Why am I receiving this Proxy Statement?

The Board of Directors of Argo Group is soliciting your proxy for use at the Company’s 2020 Annual General Meeting to be held on April 16, 2020, at 9:00 a.m. local Bermuda time at 110 Pitts Bay Road, Pembroke, Bermuda and at such other meeting upon any postponements or adjournments thereof. Only holders of record of shares at the close of business on March 2, 2020 (the “Record Date”) will be entitled to notice of and to vote at the Annual General Meeting or such other meeting upon any adjournments or postponements thereof. As of the Record Date, there were 34,499,456 Common Shares issued, outstanding and entitled to vote.

What proposals are to be presented at the Annual General Meeting and what are the Board’s voting recommendations?

As described in further detail later in this proxy statement, the purpose of the Annual General Meeting is to consider and vote upon the following proposals. The Board’s recommendation on each of the proposal is indicated below.

PROPOSAL		BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 1	Approval of an amendment to the Amended and Restated Bye-Laws of the Company (the “Bye-Laws”) to declassify the Board of Directors	FOR	17
PROPOSAL 2	Election of Directors: If Proposal 1 is approved by the shareholders, to vote on a proposal to elect each of the 11 directors named in this proxy statement to serve on the Board of Directors until the next annual general meeting and until their successors are duly elected and qualified, or, if Proposal 1 is not approved, to elect (i) Thomas A. Bradley, Anthony P. Latham and Carol A. McFate as Class I directors to our Board of Directors for a term of three years and until their successors are duly elected and qualified, and (ii) to elect Bernard C. Bailey, Fred R. Donner and Kevin J. Rehnberg as Class II directors to our Board of Directors for the remaining term of one year and until their successors are duly elected and qualified.	FOR	18
PROPOSAL 3	Approval, on an advisory, non-binding basis, of our executive compensation	FOR	30
PROPOSAL 4	Approval of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent auditors for the fiscal year ending December 31, 2020 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors	FOR	66

PROPOSAL		BOARD RECOMMENDATION	PAGE REFERENCE
PROPOSAL 5	Approval of an amendment to the Bye-Laws to provide a range in the size of the Board of Directors of 3 to 11 directors, with the exact number to be determined by the Board of Directors	FOR	68
PROPOSAL 6	Approval of an amendment to the Bye-Laws to modify certain provisions relating to the voting of equity securities of Company subsidiaries (the “Voting Push-up Requirement”)	FOR	69

As of the date of the Notice of Annual General Meeting, we knew of no other matters to be presented at the Annual General Meeting.

What is the required vote to approve each proposal?

The election of each director nominee named in this proxy statement will be decided by the affirmative vote of a majority of votes casts. All other proposals in this proxy statement will be decided by the affirmative vote of a majority of the votes cast.

How will my shares be voted?

Subject to certain restrictions set forth in our Bye-Laws (as described below), each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Your shares will be voted in accordance with your instructions as indicated on your proxy. If you are the shareholder of record and sign and return a proxy card without specifying voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors. All votes will be counted by an inspector of election appointed for the Annual General Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly, or indirectly through foreign entities, is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) where such voting power equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

How many shares must be present to conduct the Annual General Meeting?

Pursuant to our Bye-Laws, a majority of the outstanding shares carrying the right to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting. Under Bermuda law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A broker non-vote, as further explained below, occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered in your name on the Record Date, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the proxy card, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.

If your shares are held in the name of your bank, broker or other nominee (herein referred to generally as a “Broker”), which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your Broker is the shareholder of record for your shares. As the holder of record, only your Broker is authorized to vote or grant a proxy for your shares. If your shares are held in “street name,” you should follow the instructions on your voting instruction form and provide specific instructions to your Broker on how to vote the shares they hold for you.

What is a “Broker Non-Vote”?

A broker non-vote occurs when a Broker submits a proxy on behalf of a beneficial owner for the Annual General Meeting, but does not vote on a particular proposal because such Broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Broker non-votes (like abstentions) will be counted as present for purposes of determining a quorum. Such Broker has the discretion to vote your shares on “routine” matters, but not on non-routine matters. Routine matters include only Proposal 4 (Approval of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2020 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors). All other proposals to be presented at the Annual General Meeting are considered “non-routine” and therefore Brokers will not have discretionary authority to vote your shares with respect to the other proposals to be presented at the Annual General Meeting. Therefore, it is important that you instruct your Broker how to vote your shares.

How do I vote my shares?

If you are a shareholder of record with respect to shares on the Record Date. You may vote by one of the following four options:

•

Vote via the Internet. Go to the web address specified on the enclosed proxy card and follow the instructions indicated on the site. Your vote by Internet authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.

•

Vote by Telephone. On a touch tone phone, dial the number indicated on the enclosed proxy card and follow the simple voice prompts. Your vote by telephone authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.

•	Vote by Proxy Card. Complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided.

•	Vote in Person. Complete, sign and date a ballot at the Annual General Meeting.

Even if you plan to attend the Annual General Meeting in person, we encourage you to vote your shares in advance via the Internet, by telephone or by signing, dating and returning your proxy card in the postage-paid envelope provided.

If your shares are held by a Broker in “street name,” please follow the instructions you receive from your Broker to vote your shares. You may need to contact your Broker to determine whether you will be able to vote electronically via the Internet or by telephone. If you wish to vote in person at the Annual General Meeting you must provide an executed proxy from your Broker indicating that you were the beneficial owner of the shares on the Record Date, and that such Broker is giving you its proxy to vote the shares.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the commencement of the Annual General Meeting. This means that your proxy must be received by 7:00 a.m. Eastern Standard Time on April 14, 2020.

If you return your proxy by mail, please ensure you leave enough time for your proxy to be mailed and received by the inspector of election. Also note that if your shares are held through a Broker, such entity may have even earlier deadlines by which to submit your vote. Please follow their instructions accordingly.

What do I need for admission to attend the Annual General Meeting?

All shareholders attending the Annual General Meeting in person will be required to show valid picture identification. If your Common Shares are in the name of your Broker, you will also need to bring evidence of your share ownership as of the Record Date, such as your most recent brokerage account statement or a copy of your voting instruction form. If you do not have valid picture identification or proof of your stock ownership, you may not be admitted to the meeting. For security purposes, packages and bags will be inspected and you may be required to check these items. Please arrive early enough to allow yourself adequate time to clear security.

Who will count the votes?

All votes will be counted by an independent inspector of election appointed for the Annual General Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (if any).

How can I find out the results of the voting at the Annual General Meeting?

We will report voting results of the Annual General Meeting within four business days in a Current Report on Form 8-K or other appropriate filing with the Securities and Exchange Commission (the “SEC”), as applicable.

Can I change my vote?

If your shares are registered in your name, you may revoke your proxy and change your vote prior to the completion of voting at the Annual General Meeting by:

•

submitting a valid, later dated proxy card in a timely manner that is received no later than 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by 7:00 a.m. Eastern Standard Time on April 14, 2020;

•

submitting a later dated vote by telephone or through the Internet in a timely manner (and in any event no later than 48 hours prior to the time of the commencement of the Annual General); that is, by 7:00 a.m. Eastern Standard Time on April 14, 2020;

•

giving written notice of such revocation to the Company’s corporate secretary (at Argo House, 110 Pitts Bay Road, Pembroke HM 08, Bermuda), which written notice is received at least 48 hours prior to the time of the commencement of the Annual General Meeting; that is, by 7:00 a.m. Eastern Standard Time on April 14, 2020; or

•	attending and voting at the Annual General Meeting (although attendance at the meeting will not by itself revoke a proxy).

If your shares are held by a Broker “street name” and you wish to revoke a proxy, you should contact your Broker and follow its procedures for changing your voting instructions. You also may vote in person at the Annual General Meeting to revoke an earlier proxy if you provide an executed proxy from your Broker indicating that you were the beneficial owner of the shares on the Record Date, and that such Broker is giving you its proxy to vote the shares.

Only the latest dated validly executed proxy that you submit will count.

Please note that under our Bye-Laws, all proxies must be received 48 hours prior to the time of the commencement of the Annual General Meeting. This means that your proxy must be received by 7:00 a.m. Eastern Standard Time on April 14, 2020.

Who will pay the costs of solicitation?

Argo Group will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained Innisfree M&A Incorporated for a fee of $20,000, plus reimbursement of expenses. We may incur additional fees if we request additional services.

Why did I receive multiple copies of the proxy materials?

If you receive more than one package of our proxy materials, it means that you have multiple accounts holding your Common Shares. These may include: accounts with our transfer agent, American Stock Transfer & Trust Company, and accounts with a Broker. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on the proxy card and any voting instruction card from your Broker that you received to ensure that all of your shares are voted.

What is “householding” and how does it work?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker and direct your request to Investor Relations, Argo Group, 110 Pitts Bay Road Pembroke, HM 08, Bermuda or by calling 441-296-5858. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact their broker and the Company.

CORPORATE GOVERNANCE

Our Strong Corporate Governance Practices

✓	Independent Chairman
✓	Fully independent Board (except CEO)
✓	Shareholders holding 10% of shares have right to call a special meeting
✓	Shareholder right to remove any director without cause
✓	Majority vote standard for director elections
✓	Single voting class stock
✓	No poison pill
✓	Regular executive sessions of independent directors
✓	Annual management succession planning
✓	Annual “say-on-pay” vote
✓	Clawback provisions
✓	Prohibition on hedging of shares
✓	Deployment of internal Corporate Governance Guidelines and Code of Conduct and Business Ethics
✓	Regular Charter review

Board Leadership Structure

The Board has chosen to separate the position of Chief Executive Officer from the position of Board Chairman. The Company believes that this separation of positions is an appropriate structure that provides both support and balance for management and overall risk oversight for the Company because it creates a lead director that is independent from management. Separating these positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business plans and supervising the Company’s day-to-day business operations, and allows our Board Chairman to lead the Board in its oversight, advisory, and risk management roles. Our current Board Chairman, Gary V. Woods, will retire from the Board effective as of the Annual General Meeting. We anticipate that Thomas A. Bradley will become Board Chairman following the Annual General Meeting.

Director Independence

The Board has determined that each of its directors and director nominees except Kevin J. Rehnberg, the President and Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the New York Stock Exchange (“NYSE”) as currently in effect. In addition, Mark E. Watson III, who served on the Board during 2019, was not independent due to his role as the former President and Chief Executive Officer.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board schedules regular executive sessions at least two times each year in which those directors meet without management participation. During 2019, the independent directors met in executive session seven times.

Family Relationships

There are no family relationships among the Company’s directors and executive officers.

Code of Business Ethics and Conduct

The Board has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s website at www.argolimited.com. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to our principal executive offices as follows: Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Board or its executive officers will be disclosed on our website. The reference to the Company’s website does not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board

The standing committees of the Board are the Audit Committee, the Human Resources Committee, the Investment Committee, the Nominating and Corporate Governance Committee and the Risk & Capital Committee. The Board has adopted written charters for the Audit, Human Resources, Investment, Nominating and Corporate Governance and Risk & Capital Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on our website at www.argolimited.com under the “Investors” tab and then the “Governance” tab. The reference to the Company’s website does not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

During 2019, all directors attended 75% or more of the aggregate meetings of the Board and of the Committees of the Board on which they served except for Al-Noor Ramji who was unable to attend two of four Investment Committee meetings due to scheduling conflicts. While Argo Group does not have a policy requiring directors to attend Annual General Meetings, the Company encourages directors to attend shareholder meetings and all of the directors attended the Company’s Annual General Meeting held in May of 2019.

Board Committees

Current* Committee Composition and Number of Meetings in 2019
Director	Audit	Human Resources	Investment	Nominating	Risk & Capital

Thomas A. Bradley	✓			✓ (Chair)

F. Sedgwick Browne	✓				✓ (Chair)

Hector De Leon	✓	✓

Mural R. Josephson	✓ (Chair)				✓

Anthony P. Latham				✓	✓

Dymphna A. Lehane	✓	✓

Samuel G. Liss		✓		✓

Carol A. McFate

Kathleen A. Nealon	✓				✓

John R. Power	✓	✓ (Chair)

Al-Noor Ramji		✓	✓

John H Tonelli			✓ (Chair)	✓

Gary V. Woods		✓	✓

Number of Meetings in 2019 Full Board: 9	4	5	4	5	4

*

Following the Annual General Meeting, the composition of the Board committees will be adjusted to reflect the new composition of the Board, assuming all nominees are elected, as noted in the paragraphs below.

Audit Committee

Following the Annual General Meeting, assuming each of the Board nominees are elected, the Audit Committee is anticipated to consist of Fred R. Donner (Chair), Bernard C. Bailey, Thomas A. Bradley, Dymphna A.

Lehane and Kathleen A. Nealon. Each current and expected member of the Audit Committee following the Annual General Meeting is “independent” and meets the other requirements for audit committee membership as defined by applicable NYSE listing rules and SEC rules for audit committee members.

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. Its primary responsibilities include (a) review of quarterly and annual financial results and other financial information of the Company, (b) appointment, replacement, compensation and oversight of independent auditors, (c) review of all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) review and advance approval of audit and non-audit services provided by the auditors, the scope of such audits and services and the impact on the auditors’ independence, (e) oversight of the effectiveness of the Company’s internal audit function and (f) otherwise providing oversight for the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Committee’s role also includes discussing with Senior Management, Internal Audit and the independent auditors the Company’s processes for managing its business and financial risks and processes for compliance with significant applicable legal and regulatory requirements in relation to the Company’s accounting and financial reporting processes. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In recommending independent auditors for the Company, the Audit Committee annually considers the performance and integrity of the independent auditors, the experience and qualifications of the lead audit partner, the geographic scope of their practice as compared to the Company’s geographic scope, their insurance industry expertise, the appropriateness of their fees, the Public Company Accounting Oversight Board (“PCAOB”) reports on the firm and its peers, and other factors deemed appropriate.

Report of the Audit Committee

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young;

•	discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;

•	received from Ernst & Young the written disclosures and the letter regarding the auditors’ independence, and discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

AUDIT COMMITTEE:

Mural R. Josephson, Chairman

Thomas A. Bradley

F. Sedgwick Browne

Hector De Leon

Dymphna A. Lehane

Kathleen A. Nealon

John R. Power, Jr.

Audit Committee Financial Experts

Messrs. Bradley and Josephson, as well as Board nominee Mr. Donner, are qualified as “audit committee financial experts” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that they have the appropriate experience and background to satisfy the “financial sophistication” requirements of NYSE’s listing rules.

Investment Committee

Following the Annual General Meeting, assuming each of the Board nominees are elected, the Investment Committee is anticipated to consist of John H. Tonelli (Chair), Carol A. McFate, Al-Noor Ramji and Kevin J. Rehnberg. The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. The Committee’s responsibilities include (a) approval of the Company’s investment policies, strategies, and transactions, (b) review of the performance of the Company’s investment portfolios and investment managers, (c) review of the criteria used to select outside investment managers, and approval of allocations to outside investment managers and (d) approval of any Company derivative policy and review of management analysis and reports on potential hedging programs and derivative transactions. All investment transactions are ratified by the full Board.

Human Resources Committee

Following the Annual General Meeting, assuming each of the Board nominees are elected, the Human Resources Committee is anticipated to consist of Dymphna A. Lehane (Chair), Bernard C. Bailey, Thomas A. Bradley and Samuel G. Liss. Each current and expected member of the Human Resources Committee following the Annual General Meeting is “independent” in accordance with the applicable corporate governance requirements of the listing rules of NYSE as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act. The Human Resources Committee’s responsibilities include overseeing the compensation of the Company’s executive officers and directors, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, overseeing and advising the Board on the adoption of plans and policies that govern the Company’s compensation programs, reviewing management’s succession plans for the Company’s Chief Executive Officer and other primary executive officers, and determining and monitoring stock ownership guidelines.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2019 or as of the date of this proxy statement is or has been an officer or employee of the Company. See “Related Persons Transactions – Certain Related Person Transactions” below for certain transactions involving the Company in which Mr. Woods may be deemed to have an indirect interest. The Company does not deem such interest to be material. No interlocking relationships existed between any member of the Board or Human Resources Committee and any member of the board of directors or compensation committee of any other company during the last fiscal year.

Risk & Capital Committee and Oversight

Following the Annual General Meeting, assuming each of the Board nominees are elected, the Risk & Capital Committee is anticipated to consist of Al-Noor Ramji (Chair), Fred R. Donner, Anthony P. Latham, Kathleen A. Nealon and Kevin J. Rehnberg. While the Board has the ultimate responsibility for overseeing and approving the Company’s risk strategy, risk appetite and risk tolerance levels, the Risk & Capital Committee provides oversight of the Company’s policies and procedures relating to compliance and risk management and also oversees the adequacy of the Company’s capital as measured using our own economic capital model and against various regulatory and other requirements taking into account all risks to which the Company is exposed. Risk management is a collaborative effort of management, the Board and several functions within the Company that are focused on risk.

The Company’s enterprise risk management framework consists of three lines of defense and begins at the departmental level. Each business and function are charged with the task of identifying, assessing, measuring, monitoring, reporting and mitigating risks associated with their respective responsibilities. The Company’s Chief Risk Officer, who gives presentations on risk management matters directly to the Risk & Capital Committee, leads the second line of defense and plays a key role in risk management by coordinating, facilitating and overseeing the effectiveness and integrity of our risk management activities. This risk management function is also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside our risk appetite, ensuring that there is an appropriate response applied by the respective risk owner. The Internal Audit department provides a third line of defense by assessing the effectiveness of our risk management processes, practices and internal controls and providing timely feedback and assurance to the Audit Committee on the adherence to our risk management framework. The Head of Internal Audit reports on issues related to the internal control framework directly to the Audit Committee.

The Company believes that the foregoing enterprise risk management framework and oversight activities are structured in a way that enables us to take an active approach to risk management in a dynamic legal, regulatory and business environment. Through the efforts of management, our internal risk management function and the Board, we seek to manage our risk exposures within agreed risk tolerances, while recognizing that taking appropriate risks enables us to exploit opportunities beneficial to the Company and its shareholders.

Nominating and Corporate Governance Committee

Following the Annual General Meeting, assuming each of the Board nominees are elected, the Nominating and Corporate Governance Committee is expected to consist of Samuel G. Liss (Chair), Anthony P. Latham, Carol A. McFate and John H. Tonelli. Each current and expected member of the Nominating and Corporate Governance Committee following the Annual General Meeting is “independent” in accordance with the applicable director independence rules of NYSE as currently in effect. The purpose of the Nominating and Corporate Governance Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) review and recommend to the Board individuals to be nominated or re-nominated for election as directors, including nominees submitted by shareholders in accordance with the requirements of our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating and Corporate Governance Committee charter, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing evaluation criteria and an evaluation process applied by the Board and each Committee in its self-evaluation process. The Special Nominating Committee is subject to the charter, policies and procedures of the Nominating and Corporate Governance Committee, as disclosed in this proxy statement.

Director Qualifications and Diversity

The Nominating and Corporate Governance Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and, with regard to a nominee, their: (a) integrity, honesty and accountability; (b) successful leadership experience and strong business acumen; (c) forward-looking strategic focus; (d) collegiality; (e) independence and absence of conflicts of interests; and (f) ability to devote necessary time to meet director responsibilities. In addition, the Nominating and Corporate Governance Committee looks for nominees exhibiting specific skills and expertise in the following areas: (a) accounting and finance; (b) business operations; (c) business strategy; (d) corporate governance; (e) technology/digital strategies; (f) executive leadership; (g) industry knowledge; (h) international operations/global markets; (i) investment management; (j) legal/regulatory; and (k) risk management. The Nominating and Corporate Governance Committee will ultimately recommend nominees who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company. While the Nominating and Corporate Governance Committee does not have a formal policy when considering the overall composition of the Board with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, growth oriented, international insurance organization that operates in multiple jurisdictions. In addition, the Nominating and Corporate Governance Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating and Corporate Governance Committee to conclude that each director should serve on the Board, see the skills chart and biographical information section beginning on page 20.

Board Refreshment and Cooperation Agreement

The diverse skillset on our Board is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and company-specific expertise of our longer-tenured directors, who have the experience of guiding our company through the extended business cycles faced by the insurance industry. The Board has experienced significant refreshment events recently, both as a result of the Board’s internal refreshment efforts and as a result of the Cooperation Agreement by and among the Company and Voce Catalyst Partners LP, Voce Capital Management LLC, Voce Capital LLC and Voce Catalyst Partners New York LLC (collectively, “Voce”), dated as of December 31, 2019 (the “Cooperation Agreement”). Mark E. Watson III, the Company’s former President and Chief Executive Officer, resigned from the Board effective December 30, 2019. Following the Annual General Meeting, five of our longer-tenured directors will be retiring from the Board — Messrs. Woods, Browne, De Leon, Josephson and Power.

Pursuant to the Cooperation Agreement, the Board appointed Carol McFate as director on February 7, 2020, to fill the vacancy resulting from the retirement of Mr. Watson from the Board, and also nominated Bernard C. Bailey and Fred R. Donner as director nominees to stand for election at the Annual General Meeting. Dr. Bailey was selected as a director nominee from a list of three independent director candidates provided by Voce to the Company, and Mr. Donner was selected as a director nominee from a list of three independent director candidates provided by the Company to Voce.

Process for Nominating Directors

The Nominating and Corporate Governance Committee may receive recommendations for director nominees from various sources such as officers, directors and shareholders and it may also use third party consultants such as search firms to assist in identifying and evaluating potential nominees. The Nominating and Corporate Governance Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by an officer, director or consultant.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2021 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2021 Annual General Meeting” for a description of these procedures. Notices should be sent to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any such notice must also meet certain other requirements specified in our Bye-Laws as well as the Shareholder Recommendation Procedure set forth in our Nominating and Corporate Governance Committee charter.

Shareholder Engagement

Our Board believes that shareholder engagement is essential to understanding our investors’ interests and is a key part of our commitment to strong corporate governance. Our goals in our most recent shareholder engagement program included:

•

Obtaining shareholder insight into our corporate governance, executive compensation, and other policies and practices, as well as soliciting feedback from shareholders on their concerns and priorities;

•	Describing our changes and enhancements to our executive compensation program in response to shareholder feedback;

•	Discussion of certain governance controls put in place as a result of shareholder feedback and in response to matters raised by regulators; and

•	Discussion of the recent leadership changes at the Company.

For more information regarding our recent engagement efforts and our response, please refer to “Compensation Discussion and Analysis — Shareholder Engagement and Responsiveness to 2019 Advisory Vote on Executive Compensation” on page 34.

In addition to this recent shareholder engagement effort, the Company regularly meets with its investors throughout the year. These meetings are conducted at major financial services industry conferences and at events sponsored by the Company and are attended by various members of our senior management. Our independent directors also periodically engage with our shareholders, in an effort to pursue important dialogue. All of these engagements cover a variety of matters that are important to our shareholders, including recent developments at the Company, our financial and operational performance, our long-term strategic and financial goals and industry-wide trends, and other topics that may be raised by our shareholders. The Company also welcomes opportunities to meet with its significant shareholders to discuss and receive feedback on matters related to the Company’s corporate governance and related environmental and social issues.

Our Board receives regular briefings on these shareholder meetings and incorporates the resulting input as appropriate.

Shareholders and other interested parties who wish to communicate with the Board, a specific director or the independent directors as a group may send written communications to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. The Secretary will forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board or to the directors the Secretary believes are most appropriate.

Related Persons Transactions

Policy for Evaluating Related Person Transactions

The Board has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board with respect to related person transactions and the Audit Committee reviews and approves all such transactions (including the one described below). At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee and the Audit Committee must determine that the transaction is fair and reasonable to the Company for a related person transaction to be approved. The Audit Committee periodically reports on its consideration of related party activities to the Board. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our website at www.argolimited.com. The reference to the Company’s website does not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

Certain Related Person Transactions

Kinetica Partners, LLC. In 2013, our Surety unit received a submission through its established broker network to issue approximately $12.4 million of surety bonds on behalf of Kinetica Partners, LLC (“Kinetica”) in connection with a Gulf of Mexico pipeline project. Mr. Gary Woods, Chairman of our Board, is also the Chairman of the board of directors of Kinetica, and beneficially owns 10% of Kinetica through a family trust. The submission was underwritten, priced and bound in the ordinary course of business by the Surety unit. The terms and conditions of the surety bonds that were issued and the premium charged to Kinetica for issuance of the bonds, were consistent with those routinely applied and charged for similarly situated risks bound for unrelated third-parties. As of December 31, 2019, the surety bonds were still outstanding. Per the Surety unit’s standard requirements in connection with the issuance of surety bonds, Kinetica and Mr. Woods, in his personal capacity, among others, executed our Surety unit’s standard form of indemnity agreement holding our Surety unit harmless against any and all losses and expenses incurred resulting from the issuance of the surety bonds.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Shares as of the Record Date of each person known to Argo Group to beneficially own more than 5% of the Common Shares. Unless otherwise noted in the footnotes following the table, the information for each of these beneficial owners is based solely on information as of December 31, 2019 reported on a Schedule 13G or Schedule 13D, as applicable, filed by such owner with the SEC.

Name and Address of Beneficial Owner	Common Shares
	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,018,342 (1)	8.75%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,567,700 (2)	7.44%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,414,467 (3)	7.00%

Voce Capital Management LLC 600 Montgomery Street, Suite 4400 San Francisco, CA 94111	1,990,676 (4)	5.77%

Champlain Investment Partners, LLC 180 Battery St. Burlington, Vermont 05401	1,872,583 (5)	5.43%

(1)

The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 12, 2020, and includes (a) 27,651 Common Shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of it serving as investment manager of collective trust accounts and (b) 10,546 Common Shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 2,985,113 Common Shares, shared dispositive power over 33,229 Common Shares, sole voting power over 32,619 Common Shares and shared voting power over 5,578 Common Shares.

(2)

The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 12, 2020 and provides that Dimensional Fund Advisors has sole voting power with respect to 2,529,958 Common Shares and sole dispositive power with respect to 2,567,700 Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)

The BlackRock, Inc. Schedule 13G/A was filed with the SEC on February 5, 2020, and provides that BlackRock, Inc. has sole voting power over 2,330,091 Common Shares and sole dispositive power with respect to 2,414,467 Common Shares.

(4)	Voce Capital Management LLC filed a Schedule 13D/A (Amendment No. 7) with the SEC on January 2, 2020 and reported shared voting and dispositive power with respect to all of its shares.

(5)

The Champlain Investment Partners, LLC Schedule 13G was filed with the SEC on February 13, 2020, and provides that Champlain Investment Partners, LLC has sole voting power over 1,376,918 Common Shares and sole dispositive power with respect to 1,872,583 Common Shares.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of the Record Date, unless otherwise indicated, of (i) each director or director nominee of Argo Group, (ii) each individual who has been identified as a named executive officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1) (2)	Percent of Class(1)
Gary V. Woods	68,226	*
Bernard C. Bailey	—	*
Thomas A. Bradley	2,857	*
F. Sedgwick Browne	26,538	*
Fred Donner	—	*
Hector De Leon	25,389	*
Mural R. Josephson	18,388	*
Anthony P. Latham	—	*
Dymphna A. Lehane	1,189	*
Samuel G. Liss	—	*
Carol A. McFate	2,250	*
Kathleen A. Nealon	22,485	*
John R. Power, Jr	20,304	*
Al-Noor Ramji	1,189	*
John H. Tonelli	24,260	*
Mark E. Watson III (3)	749,461	2.17%
Jay S. Bullock	178,994	*
Matthew J. Harris	1,774	*
Jose A. Hernandez (4)	13,841	*
Kevin J. Rehnberg (3)	34,421	*
Axel Schmidt	56,522	*
Total (a)	484,786	1.41%

(a)	All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group 17 persons)

*	Less than 1% of the outstanding Common Shares

(1)

The information in this table is based on information supplied directly to Argo Group by executive officers and directors. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the Record Date, including equity grants that were exercisable on March 2, 2020 or that become exercisable within 60 days after such date. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)

Includes the following stock appreciation rights that were vested and exercisable on March 2, 2020 or that become exercisable within 60 days after such date: Mr. Browne – 7,652; Mr. De Leon – 7,652; Mr. Josephson – 7,652; Ms. Nealon – 7,652; Mr. Power – 7,652; Mr. Tonelli – 7,652 . Also includes the following restricted shares that will vest within 60 days after March 2, 2020: Mr. Rehnberg – 8,020; Mr. Bullock – 6,127; Mr. Harris – 1,352; Mr. Schmidt – 5,111. 14,745 of Mr. Watson’s shares are held in a family trust for which Mr. Watson serves as trustee.

(3)

Includes the following number of shares pledged as security and held by brokers in margin accounts regardless of whether there are loans outstanding: Mr. Rehnberg – 5,099 shares; Mr. Watson – 165,031. Mr. Watson’s share ownership reported in this table is as of his last day as a director of the Company on December 30, 2019.

(4)	Mr. Hernandez’s share ownership reported in this table is as of the date of his departure from the Company on December 31, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and holders of more than 10% of Common Shares to file with the SEC reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2019 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 1: APPROVAL OF AN AMENDMENT TO THE BYE-LAWS TO DECLASSIFY THE BOARD
OF DIRECTORS

Background of the Proposal

As a result of our shareholder engagement efforts and our commitment to enhancing our corporate governance, after careful consideration, our Board of Directors has proposed to amend our Bye-Laws to immediately declassify our Board of Directors, such that all directors will be elected for one-year terms starting at the Annual General Meeting. In anticipation of an immediate declassification, our Class II and Class III directors have tendered conditional resignations to the Company, resigning from their service on the Board for the remainder of their current term to allow such directors to be elected immediately for annual terms if this proposal is approved by shareholders. If this proposal is not approved by shareholders, then (i) the three Class I director nominees will stand for election to a three-year term as provided in the existing Bye-Laws, (ii) the three Class II director nominees will stand for election to the remaining one-year term as Class II directors, and (iii) the continuing Class II and Class III directors will continue serving their terms.

Proposed Amendment to the Bye-Laws

Currently the Bye-Laws divide our Board of Directors into three classes. Directors in each class serve for a term of three years and until their successors are duly elected and qualify. The term of directors of one class expires at each Annual General Meeting. In order to instead provide for the annual election of directors, Section 22 of the Bye-Laws will need to be amended.

By unanimous resolution, our Board of Directors declared advisable the amendment to our Bye-Laws set forth on Annex B which provides that, beginning with the 2020 Annual General Meeting, our directors will be elected for a term ending at the next Annual General Meeting following their election and until their successors are duly elected and qualify, and directed that this amendment to the Bye-Laws be submitted for consideration by our shareholders at the Annual General Meeting.

Required Vote and Board Recommendation

The approval of the proposal to declassify the Board of Directors will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count as votes cast on this proposal and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE
PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 2: ELECTION OF DIRECTORS

Board of Director Nominees

Name	Age	Director Since	Position
Bernard C. Bailey	66	n/a	President of Paraquis Solutions
Thomas A. Bradley	62	2018	Former Chief Financial Officer and Vice President of Allied World Assurance Company Holdings, AG
Fred R. Donner	62	n/a	Senior Managing Director in the Global Insurance Practice of FTI Consulting
Anthony P. Latham	69	2019	Independent Director of Argo Managing Agency Limited
Dymphna A. Lehane	56	2017	Former Global Managing Partner Insurance Accenture
Samuel G. Liss	63	2019	Managing Principal of Whitegate Partners LLC
Carol A. McFate	66	2020	Former Chief Investment Officer of Xerox Corporation
Kathleen A. Nealon	66	2011	Independent Director of Argo Managing Agency Limited
Al-Noor Ramji	65	2017	Group Chief Digital Officer of Prudential plc
Kevin J. Rehnberg	56	n/a	President and Chief Executive Officer of the Company
John H. Tonelli	55	2010	Managing Director and Head of Debt Capital Markets & Syndication at Oppenheimer & Co., Inc.

✓ 10 of 11 Are Independent (91%)	✓ 3 of 11 Are Female (27%)	✓ Average Age: 62 Years ✓ Average Tenure: 3 Years

Our Bye-Laws provide for the election of directors by our shareholders. Currently, in accordance with our Bye-Laws, each class of directors serves for a term of three years and our Board of Directors is divided into three classes (Classes I, II and III). If Proposal 1, an amendment to the Bye-Laws to declassify the Board of Directors, is approved, then shareholders will be voting at the Annual General Meeting to elect all director nominees for annual terms, expiring at the next annual general meeting and until their successors are duly elected and qualified, or, if Proposal 1 is not approved, then shareholders will vote to elect (i) Thomas A. Bradley, Anthony P. Latham and Carol A. McFate as Class I directors to our Board of Directors for a term of three years until the Annual General Meeting in 2023 and until their successors are duly elected and qualified, and (ii) Bernard C. Bailey, Fred R. Donner and Kevin J. Rehnberg as Class II directors to our Board of Directors for the remaining term of one year until the Annual General Meeting in 2021 and until their successors are duly elected and qualified. In anticipation of an immediate declassification, our continuing Class II and Class III directors will tender conditional resignations to the Company, resigning from their service on the Board for the remainder of their current term to allow such directors to be elected immediately for annual terms if Proposal 1 is approved by shareholders.

As previously disclosed, Gary Woods, F. Sedgwick Browne, Hector De Leon, Mural Josephson and John Power, Jr. will retire from the Board effective as of the Annual General Meeting. There are three new nominees to the Board, Kevin J. Rehnberg, the Company’s President and Chief Executive Officer, and Bernard C. Bailey and Fred R. Donner, who were nominated by the Board pursuant to the terms of the Cooperation Agreement. Mr. Donner was originally identified as a director candidate by a third-party search firm and Dr. Bailey was originally identified as a director candidate by Voce. Carol A. McFate, who was appointed to the Board in February 2020, will be standing for election for the first time and was originally identified as a director candidate by Voce pursuant to the Cooperation Agreement. Thomas A. Bradley and Anthony P. Latham, current members of the Board since 2018 and 2019, respectively, are also standing for election for the first time. Mr. Bradley and Mr. Latham were first identified as director candidates by the Company’s Chief Executive Officer at the time and have been subsequently recommended as director nominees by the Nominating and Corporate Governance Committee. Further information regarding the nominees and their qualifications are provided below.

Currently our Board consists of 13 directors. Following the Annual Meeting, we expect that the Board will consist of 11 directors. If Proposal 5 is approved, an amendment to the Bye-Laws to provide a range in the size of the Board of Directors of 3 to 11 directors, with the exact number to be determined by the Board of Directors, the Board expects to set the size of the Board at 11 directors following the Annual Meeting.

Each person nominated for election has consented to be named in this proxy statement and to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve. However, if, before the Annual General Meeting, one or more nominees are unable to serve or for good cause will not serve (a situation that we do not anticipate), the proxy holders will vote the proxies for the remaining nominees and for substitute nominees chosen by the Board (unless the Board reduces the number of directors to be elected). If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve as directors of the Company if elected, and includes certain biographical and other information about such nominees required by the rules of the SEC.

Required Vote and Board Recommendation

The election of directors will be decided by an ordinary resolution as to each nominee; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against each nominee, or a shareholder may abstain from voting. Abstentions and broker non-votes, if any, will not count as votes cast and, therefore, will have no effect on the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION
OF EACH OF THE NOMINEES AS DIRECTORS.

Board Leadership Skills

Our Board of Directors reflects a diverse array of experiences, skills and backgrounds. Each director is individually qualified to make unique and substantial contributions. This diverse skillset is enhanced by both the fresh perspectives brought by our newer directors, as well as the industry and company-specific expertise of our longer-tenured directors, who have the experience of guiding our company through the extended business cycles faced by the insurance industry.

The following chart provides an overview of certain types of knowledge, skills and experiences possessed by one or more of our director nominees and which our Board of Directors believes are relevant to our company, business and industry, both today and as we execute our long-term business strategy. The chart does not encompass all of the knowledge, skills and experience of our directors, but rather indicates specific areas of focus or expertise relied on by the Board of Directors.

Director Nominees

	Bailey	Bradley	Donner	Latham	Lehane	Liss	McFate	Nealon	Ramji	Rehn- berg	Tonelli

Skills & Experience

Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Accounting and Finance	✓	✓	✓	-	-	✓	✓	-	-	-	✓

Business Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	-

Business Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Corporate Governance	✓	-	-	✓	✓	✓	✓	-	-	-	✓

Technology / Digital Strategy	✓	-	-	-	✓	-	-	-	✓	-	-

Industry Knowledge	-	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

International Operations / Global Markets	-	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Investment Management	-	-	-	-	-	-	✓	-	✓	-	✓

Legal / Regulatory	✓	-	-	✓	-	-	-	✓	-	-	-

Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	-	✓	-

Director Nominee Biographical Information

The biographical information for director nominees provided below is presented according to our current classification of directors. However, if Proposal 1, an amendment to the Bye-Laws to declassify the Board of Directors, is approved, then shareholders will be voting to elect all directors for annual terms and our Board will be declassified immediately. If Proposal 1 is not approved, then shareholders will vote to elect (i) Thomas A. Bradley, Anthony P. Latham and Carol A. McFate as Class I directors to our Board of Directors for a term of three years until the Annual

General Meeting in 2023 and until their successors are duly elected and qualified, and (ii) Bernard C. Bailey, Fred R. Donner and Kevin J. Rehnberg as Class II directors to our Board of Directors for the remaining term of one year until the Annual General Meeting in 2021 and until their successors are duly elected and qualified.

Bernard C. Bailey

Age: 66

Director Since: N/A

Committees:

Expected to serve on

Audit and Human Resources

Other Current Public Directorships:

Telos Corporation

Other Previous Public Directorships
During Last Five Years:

Analogic Corp

Experience:

•   President of Paraquis Solutions, a private consulting company focused on corporate governance and strategy (January 2020 – present).

•   During the period September 2018 to December 2019, he served as President of the Committee for Economic Development, a business-led, nonpartisan economic think tank.

•   Served as Chairman and CEO of Authentix, a private equity-backed global enterprise focused on anticounterfeiting and brand protection practices, from 2012 to 2018. Since its sale by the Carlyle Group to Blue Water Energy, he has continued to serve as Chairman of the Board of Authentix since September 2018.

•   Prior to that, he ran his own consulting company, Paraquis Solutions, LLC. Dr. Bailey also served as President and CEO of Viisage Technology, Inc.

•   Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance; MBA from The George Washington University School of Business as well as degrees in engineering and systems management from the University of California, Berkeley, University of Southern California, and the United States Naval Academy.

Key Qualifications:

Dr. Bernard Bailey’s career spans over three decades of business and management experience, including experience as a public-company Chief Executive Officer, as well as extensive board experience. He has expertise in the security and technology industries, serving both public and private sector customers.

Thomas A. Bradley
Age: 62 Director Since: 2018 Committees: Audit Nominating (Chair) Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   Retired from Allied World Assurance Company Holdings, AG, a global provider of insurance and reinsurance solutions, in July 2017. He had served there as the Chief Financial Officer and Executive Vice President since 2012.

•   Prior to that, Mr. Bradley had previously served as the Executive Vice President & Chief Fıinancial Officer for two other public companies, Fair Isaac Corporation and the St. Paul Companies.

•   Also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer for North America and Chief Executive Officer of the Universal Underwriters Group (now Zurich Direct Markets).

•   Formerly a director of Nuveen Investments, Inc.

•   Received a Bachelor’s degree in accounting from the University of Maryland and a Masters in Business Administration from Loyola University of Maryland and is a Certified Public Accountant (inactive).

Key Qualifications:

Our Board considered Mr. Bradley’s extensive accounting, internal control, and audit functions. Mr. Bradley also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as a member of the Audit Committee.

Fred R. Donner
Age: 61 Director Since: N/A Committees: Expected to serve on Audit and Risk & Capital Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   Senior Managing Director in the Global Insurance Practice of FTI Consulting (2018-present).

•   Former Executive Vice President, Enterprise Risk Management for Travelers Insurance Co. (“Travelers”) and Chief Financial Officer for its Business and International Insurance segment from 2014 until his retirement in 2017.

•   Joined Travelers in 2009 as Senior Vice president and Chief Financial Officer of its Personal Lines Insurance segment. Also served as Chief Financial Officer and Chief Operating Officer of its Business Insurance segment from 2010 to 2014.

•   Prior thereto, served as Executive Vice President and Chief Financial Officer of RenaissanceRe Ltd., a New York Stock Exchange listed, Bermuda-based international reinsurance company.

•   Began his career in the audit practice in KPMG’s New York City office and during his 23 years at the firm he rose through the ranks to become the National Partner-in-Charge of the firm’s Insurance Practice, overseeing the delivery of audit, advisory and tax services to all facets of the insurance industry.

•   Holds a bachelor’s degree in business administration from Pace University and currently serves on the advisory board for the University’s Lubin School of Business. He is a member of the American Institute of Certified Public Accountants.

Key Qualifications:

Our Board considered that Mr. Donner is a senior finance executive with over 30 years of experience in the insurance industry. He has extensive experience in financial and operational roles and advising corporations through restructurings, international expansion, risk management and capital market transactions.

Anthony P. Latham
Age: 69 Director Since: 2019 Committees: Nominating Risk & Capital Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: Ecclesiastical Insurance

Experience:

•   Independent director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London, since 2016.

•   Previously a board member of Pool Re for over two decades where he served as chairman for more than 12 years.

•   Previously a board member of Codan A/S, Airclaims, Flagstone Re, British Aviation Insurance and Ecclesiastical Insurance where he chaired its Risk Committee.

•   Began his career with Sedgwick (now part of Marsh Inc.) before joining RSA Group where, over a period of 17 years, he served as a member of the group executive and held a number of senior executive roles, including managing director of the global risks division.

Key Qualifications:

Our Board considered Mr. Latham’s significant international insurance industry management and operational experience gained as a senior executive of a global insurance business and governance experience. Mr. Latham has international insurance industry experience spanning more than four decades.

Dymphna A. Lehane
Age: 56 Director Since: 2017 Committees: Audit Human Resources Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: Aviva Insurance Ireland

Experience:

•   Independent Chair of the Debt Market Integrator, a United Kingdom Government (Cabinet Office) venture serving a number of government departments, and has served in such capacity since January 2016 and Chairman of ORIC International, the Insurance Industry Risk Consortium, since December 2015.

•   From 1988 to 2007, Ms. Lehane was a Senior Partner at Accenture, including serving as Global Managing Partner, Insurance Industry.

•   Holds a BSc Computer Science from the University of Witwatersrand and an MBA from the International Institute for Management Development in Lausanne, Switzerland.

Key Qualifications:

Our Board considered Ms. Lehane’s specialized expertise in the global insurance industry and experience in the areas of corporate governance and risk management specific to the financial services industry. Ms. Lehane’s 30-year international career includes significant experience dealing with strategic issues and technology-led business change at global insurance companies.

Samuel G. Liss

Age: 63

Director Since: 2019

Committees:

Human Resources

Nominating

Other Current Public Directorships:

Verisk Analytics, Inc.

Other Previous Public Directorships
During Last Five Years:

DST Systems, Inc.

Experience:

•   Managing principal of Whitegate Partners LLC, an advisory firm to operating companies and private equity firms specializing in the financial services and business services sectors, since 2011.

•   Adjunct Professor at both New York University Stern School of Business and Columbia Law School.

•   From an operational perspective, Mr. Liss served as Executive Vice President and member of the Management Committee at Travelers Insurance, where he was responsible for corporate development, as well as group business head of one of Travelers’ three operating divisions - Financial, Professional and International Insurance.

•   Prior to Travelers and an Executive Vice President role at the St Paul Companies, Mr. Liss was a Managing Director in the investment banking and equity divisions at Credit Suisse. He began his career at Salomon Brothers.

•   Previously served on the board of directors of Ironshore Insurance, Inc. and Nuveen Investments, Inc.

•   Mr. Liss received a Bachelor of Arts degree from Wesleyan University, pursued graduate studies at the London School of Economics and received a Masters of Business Administration from New York University.

Key Qualifications:

Our Board considered Mr. Liss’ management and operational experience gained as a senior executive of a global insurance business, expertise in investment banking and capital markets, and a broad range of public company governance experience.

Carol A. McFate

Age: 66

Director Since: 2020

Committees:

Expecting to Serve on

Nominating and Investment

Other Current Public Directorships:

Rent-A-Center, Inc.

Other Previous Public Directorships
During Last Five Years:

None

Experience:

•   Former Chief Investment Officer of Xerox Corporation, a global corporation that sells print and digital document products and services, from late 2006 until she retired in October 2017. She was responsible for the insourcing, oversight and management of retirement investments for the US, Canada and the UK.

•   Prior to that, Ms. McFate served in a number of senior executive finance and investment management roles in the insurance industry over nearly two decades, including Executive Vice President and Global Treasurer of XL Global Services (the shared services subsidiary of XL Capital Ltd); Vice President & Treasurer of American International Group, Inc.; and Senior Vice President, Prudential Investment Corp. (investment subsidiary of The Prudential Insurance Company).

•   In July 2019, Ms. McFate joined the Board of Verger Capital Management, LLC, a registered investment manager, and serves on the Audit & Compliance Committee, Nominating & Governance Committee and the Investment Committee.

•   Ms. McFate was elected to the Board of Directors of Rent-A-Center, Inc. in June 2019, where she serves on the Audit and Risk Committee and the Nomination and Corporate Governance Committee.

•   Previously, she served on the Board of Directors of CIEBA, Inc. and the Board of Trustees of The Katharine Hepburn Cultural Arts Center and the Parsons Dance Foundation.

•   Ms. McFate earned an MBA from the Harvard University Graduate School of Business (Harvard Business School) and a B.S. in Economics from Juniata College. She is also a Chartered Financial Analyst (CFA).

Key Qualifications:

Our Board considered Ms. McFate’s extensive experience in senior positions over her 40-year career in executive roles in the insurance and financial services industries. Her experience in finance and investment management brings expertise in global capital and investment markets, multi-discipline risk management, capital and liquidity management, and insurance company financial management.

Kathleen A. Nealon
Age: 66 Director Since: 2011 Committees: Audit Risk & Capital Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   Independent director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London, since 2013.

•   Group head of legal and compliance at Standard Chartered plc in London from 2001 until 2004 where she also held additional international legal and compliance positions from 1992 to 2001.

•   Prior to Standard Chartered plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years.

•   Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and served on the advisory council of the Institute of Business Ethics for many years.

•   In 2012, Ms. Nealon was named to the board of Health Education England, an executive non-departmental public body, sponsored by the Department of Health that manages health education in England. Ms. Nealon also serves on the Finance and Planning Committee of Westminster Cathedral in London, England.

•   Was a Senior Associate at Judge Business School, Cambridge University for Executive Education Training with an emphasis on Corporate Governance and Business Ethics. Ms. Nealon also served as a member of the Advisory Board of the Centre for Business Research specializing in Corporate Governance at Cambridge University.

•   Earned an AB degree in English from Georgetown University in 1975 and a JD degree from Georgetown University School of Law in 1978. Ms. Nealon received the Women’s Forum Award for outstanding female Alumnae in 2008 and the Deans Award for outstanding Alumna for her contributions to the culture of Georgetown and the practice of law in 2018.

Key Qualifications:

Our Board considered Ms. Nealon’s specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industries. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues of global companies.

Al-Noor Ramji
Age: 65 Director Since: 2017 Committees: Human Resources Investment Other Current Public Directorships: Virtusa Corporation Other Previous Public Directorships During Last Five Years: Evry AS

Experience:

•   Group Chief Digital Officer at Prudential plc, an international financial services group, since January of 2016 and is responsible for developing and executing an integrated, long-term digital strategy for the group.

•   Before joining Prudential, he worked at Northgate Capital, a venture firm in Silicon Valley, from November 2014 to December 2015 where he ran technology-focused funds.

•   Prior to working at Northgate Capital, Mr. Ramji served as Chief Strategy Officer of Calypso Technology, Inc. from March 2014 until July 2015. Prior to this, he was a director of Misys plc, a financial services group, and also served as an executive vice president of Misys Plc.

•   Previously held leading technology and innovation roles at BT Group, Qwest Communications, Dresdner Kleinwort Benson and Swiss Bank Corporation.

Key Qualifications: Our Board considered Mr. Ramji’s extensive background in information technology services and digital strategies which play an integral role in the Company’s operations.

Kevin J. Rehnberg
Age: 56 Director Since: N/A Committees: None Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: None

Experience:

•   President and Chief Executive Officer of the Company since February 2020; Interim President and Chief Executive Officer of the Company from November 2019 until February 2020.

•   Prior thereto, Mr. Rehnberg was President of the Americas and Chief Administrative Officer of the Company since January 2019.

•   From March 2013 to January 2019, served President of Argo Group’s U.S. Operations.

•   Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance where he oversaw specialty business.

•   Began his career at Chubb in 1986 and held a number of roles with increasing responsibility at Chubb Atlantic, Liberty, St. Paul and St. Paul Travelers through 2005.

•   Holds a bachelor’s degree in History from Princeton University.

Key Qualifications: Our Board considered Mr. Rehnberg’s wealth of experience in the specialty property and casualty insurance sector and his critical understanding of Argo Group operations.

John H. Tonelli
Age: 55 Director Since: 2010 Committees: Investment (Chair) Nominating Other Current Public Directorships: None Other Previous Public Directorships During Last Five Years: Garnero Group Acquisition

Experience:

•   Managing Director and Head of Debt Capital Markets & Syndication at Oppenheimer & Co., Inc. since June of 2015.

•   Previously, he was the Chief Executive Officer of Advanced Global Capital, a New York-based private investment-company, from 2012 until 2015 and Chairman of Advanced Global Securities, a FINRA registered Broker-Dealer based in New York.

•   Director of Garnero Group Acquisition Company from May 2014 to January 2016 where he also served as Chairman of its Audit Committee.

•   From 2009 to 2013, Mr. Tonelli was Chief Financial Officer of Corporacion America, S.A., a global transportation and infrastructure company. Mr. Tonelli continues to serve as a financial advisor to Corporacion America.

•   From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Structured Finance.

•   From 1999 to 2003, he was CEO of International Venture Partners, LLC, a NASD member broker-dealer specializing in emerging markets.

•   From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group.

•   Earned a BA from Columbia University in 1987 and earned a JD/MBA from Fordham University in 1993.

Key Qualifications:

Our Board considered Mr. Tonelli’s specialized expertise in finance and emerging markets knowledge beneficial to the Company’s international operations. Mr. Tonelli has over 25 of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised numerous companies and governments on direct investments, securities issuance, privatizations and infrastructure financings.

NON-EMPLOYEE DIRECTOR COMPENSATION

Compensation Program

Our non-employee directors receive a combination of cash retainers, meeting fees and travel fees as described in the following table. In addition, our non-employee directors receive annual grants of equity compensation. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business. The following table sets forth the 2019 director compensation program, which did not change as compared to 2018.

Cash Compensation

Annual Retainer (paid in quarterly installments)	$85,000, of which $40,000 ($10,000 per quarter) is paid subject to attendance at Board meetings

Board and Committee Meeting Fees

Special Meetings of the Board = $2,000 per meeting

Special Meetings of the Audit Committee = $1,000 per meeting

Travel for Board and Committee meetings = $2,000 per day

Travel for Company Affairs at the Request of the Board = $2,000 per day

Board and Committee Retainers (paid in quarterly installments)	(a) Chairman of the Board = $50,000 annual retainer
(b) Chair, Audit Committee = $25,000 annual retainer
(c) Member, Audit Committee = $10,000 annual retainer
(d) Chair, Human Resources Committee = $15,000 annual retainer
(e) Member, Human Resources Committee = $8,000 annual retainer
(f) Chair, Investment Committee = $15,000 annual retainer
(g) Member, Investment Committee = $8,000 annual retainer
(h) Chair, Nominating and Corporate Governance Committee = $15,000 annual retainer
(i) Member, Nominating and Corporate Governance Committee = $8,000 annual retainer
(j) Chair, Risk & Capital Committee = $15,000 annual retainer
(k) Member, Risk & Capital Committee = $8,000 annual retainer
Equity Compensation

Annual Equity Awards	Annual grant of $70,000 awarded in restricted stock granted on the date of the annual general meeting of shareholders each year. Awards vest on the day preceding the next annual general meeting of shareholders

2019 Non-Employee Director Compensation

The following table sets forth our non-employee directors’ 2019 cash and equity compensation. References next to each director’s name refer to the applicable committee legend included in the “Committee Retainers” section of the Non-Employee Director Compensation cash compensation schedule above.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(5)	Option Awards	All Other Compensation	Total
Gary V. Woods (a) (e) (g)	$208,750	$69,333	$—	$—	$278,683
Thomas A. Bradley (c) (h)	$188,250	$69,333	$—	$7,500(6)	$265,683
F. Sedgwick Browne (c) (j)	$164,000	$69,333	$—	$—	$233,933
Hector De Leon (c) (e)	$148,000(2)	$69,333	$—	$—	$217,933
Mural R. Josephson (b) (k)	$206,000	$69,333	$—	$—	$275,933
Anthony P. Latham (i) (k)	$261,590(3)	$87,381	$—	$—	$348,971
Dymphna A. Lehane (c) (e)	$138,000	$69,333	$—	$—	$207,933
Samuel G. Liss (e) (i)	$113,375	$87,381	$—	$7,500(6)	$208,256
Kathleen A. Nealon (c) (k)	$215,700(4)	$69,333	$—	$—	$285,633
John R. Power, Jr. (c) (d)	$224,000	$69,333	$—	$—	$293,933
Al-Noor Ramji (e) (g)	$110,000	$69,333	$—	$—	$179,933
John H. Tonelli (f) (i)	$152,000	$69,333	$—	$—	$221,933

(1)	Includes all fees related to special meetings of the Board and travel for Board and Committee meetings, as well as for Company affairs as noted in the narrative disclosure above.

(2)	$15,000 of this amount represents payment to Mr. De Leon for service on the board of directors of the Company’s subsidiary, Argo Group US, Inc.

(3)

$158,215 of this amount represents payments to Mr. Latham for service on the board of directors of the Company’s subsidiary, Argo Managing Agency Ltd. Mr. Latham receives 120,000 in British Pounds for his service as Chairman of the Board of this subsidiary. The payment was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2019 exchange rate of 1.31846 US$/GBP.

(4)

$85,700 of this amount represents payments to Ms. Nealon for service on the board of directors of the Company’s subsidiary, Argo Managing Agency Ltd. Ms. Nealon was paid 65,000 in British Pounds for her service as a board member and chair of the Remuneration Committee of this subsidiary. The payment was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2019 exchange rate of 1.31846 US$/GBP.

(5)

Represents the grant date fair value of restricted stock granted by the Company during 2019, calculated in accordance with U.S. GAAP ASC Topic 718, calculated based on the closing stock price of a share of Company common stock on the date of grant.

(6)	Represents contributions by the Company to a charitable organization selected by the director under a charitable contribution matching program.

The following table sets forth the aggregate number of shares of restricted stock and stock appreciation rights owned by each of our non-employee directors on December 31, 2019:

Name	Shares of Restricted Stock	SARs*
Gary V. Woods	68,226	0
Thomas A. Bradley	2,857	0
F. Sedgwick Browne	18,886	7,652
Hector De Leon	17,737	7,652
Mural R. Josephson	10,736	7,652
Anthony P. Latham	—	—
Dymphna A. Lehane	1,189	—
Samuel G. Liss	—	—
Kathleen A. Nealon	14,833	7,652
John R. Power, Jr.	12,652	7,652
Al-Noor Ramji	1,189	—
John H. Tonelli	16,608	7,652

*	Prior to 2014, the Company provided a portion of director equity awards in the form of stock appreciation rights.

Director Stock Ownership

All of our non-employee directors are expected to comply with the Company’s Equity Ownership Guidelines that are discussed beginning on page 48. The guideline ownership level requires each non-employee director to hold equity having a value equal to or greater than five times the annual retainer they received for service on the Board of Directors in the preceding year. Non-employee directors must hold all shares earned through service on the Board of Directors until they meet the guideline ownership level. Compliance is tested as of the first business day of the second quarter each year. As of April 1, 2019, all of our non-employee directors were in compliance with the Company’s Equity Ownership Guidelines.

In addition, all of our non-employee directors are subject to the Company’s Insider Trading Policy that, among other things, prohibits hedging transactions involving the Company’s equity securities and places restrictions on direct or indirect pledging of our equity securities. The Company’s Insider Trading Policy is discussed beginning on page 49.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Section 14A of the Exchange Act requires that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and related tables in this proxy statement. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay.” Consistent with the preference expressed by our shareholders at our 2017 annual general meeting, our Board of Directors has determined that we will include a vote to approve, on an advisory, non-binding basis, our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2023 annual general meeting.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 31 and the discussion that follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the Company’s profitable growth. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components – base salary, annual incentive awards and long-term incentive awards.

Accordingly, the Company requests shareholder approval of the following resolution:

RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the Company’s NEOs.

Required Vote and Board Recommendation

The approval, on an advisory, non-binding basis, of the compensation of our Named Executive Officers will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THIS

PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY

THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH

PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) discusses our compensation policies and determinations that applied to the following named executive officers, or NEOs:

Name	Title

Kevin J. Rehnberg	President and Chief Executive Officer*

Jay S. Bullock	Executive Vice President and Chief Financial Officer

Matt Harris	Group Head of International Operations

Axel Schmidt	Chief Underwriting Officer

Former Named Executive Officers

Mark E. Watson III	Former President and Chief Executive Officer

Jose Hernandez	Former Chair, International Operations

* Appointed to Interim President and Chief Executive Officer on November 5, 2019 and President and Chief Executive Officer on February 18, 2020.

Executive Summary

Leadership Transition

The Company undertook a number of leadership changes in 2019. In January 2019, Kevin J. Rehnberg, formerly our President and Head of U.S. Operations, was appointed Group Chief Administrative Officer and Head of the Americas. In January 2019, Matt Harris, former Head of Europe and Asia, was promoted to Group Head of International Operations, succeeding Jose Hernandez, who transitioned to the role of Chair, International Operations at that time. On November 5, 2019, we announced that Mark E. Watson III, our former President and Chief Executive Officer, would step down from the position of President and Chief Executive Officer, effective immediately, and would remain a non-executive employee of the Company through December 31, 2019. The Board appointed Mr. Rehnberg the Interim President and Chief Executive Officer, effective on November 5, 2019. Mr. Hernandez left the Company as of December 31, 2019. On February 18, 2020, the Board appointed Mr. Rehnberg as the Company’s President and Chief Executive Officer. Please see the “Management Transition Compensation” section of this CD&A for further information regarding compensation adjustments made in connection with the 2019 management transition.

Business Overview

Argo is an underwriter of specialty insurance and reinsurance products in the property and casualty market, a consistent leader in U.S. excess and surplus lines for over two decades, and a top Lloyd’s syndicate by stamp capacity. The Company operates in two segments, U.S. and International, with U.S. comprised mostly of liability products and International being dominated by both property and specialty insurance. We target niches where we can develop a meaningful position and where we believe we will generate superior underwriting profits.

2019 Company Performance and Strategy

Our underwriting results were adversely impacted by increases to loss reserve estimates during 2019. Primarily concentrated in our International segment, these changes in actuarial estimates affected both the current and prior accident years, reflecting rising claims severity experienced across the industry, as well as new information received during the year relating to specific claims across various lines of business. A significant portion of the reserve charges came from businesses where we have taken aggressive underwriting actions, including exiting underperforming lines of business, and where we had previously terminated coverholder contracts. In addition, the decline in net income reflects the effects of a number of unique items relating to recent proxy solicitation efforts, our Board of Directors review of certain governance and compensation matters, costs associated with the departure of our former CEO and charges related to the termination of certain sponsorship agreements and the disposal of certain long-lived assets. Our investment portfolio continued to yield strong returns, as our focus on strategic asset allocation benefitted our results, specifically in our core investment portfolio. A summary of our financial results for fiscal 2019 as compared to fiscal 2018 is shown in the comparison set forth below. Based on 2019 performance, our annual incentive plan did not fund for Named Executive Officers compensated solely on Company-wide performance and the long-term incentive awards were modified, based on BVPS performance, to vest at 50% of the target award opportunity for the continuing Named Executive Officers.

	For the Year Ended December 31,
(in millions, except per share amounts)	2019	2018
Gross written premiums	$ 3,129.2	$ 2,955.2
Total revenue	1,969.7	1,801.8
Net (loss) income	(8.4)	63.6
Adjusted operating (loss) income before taxes (1)	(36.2)	139.6
Comprehensive income (loss)	72.5	(14.3)
Book value per share	51.80	51.43
Cash dividends paid per share during the year	1.24	N/A
Book value per share including dividends	53.04	N/A
Book value per share percentage decrease	3.1%	N/A

(1)

Excludes net realized investment gains of $80.0 million, foreign currency exchange gains of $9.6 million, other corporate expenses of $37.6 million and impairment of goodwill of $15.6 million for the year ended December 31, 2019. Excludes net realized investment losses of $72.0 million and foreign currency exchange gains of $0.1 million for the year ended December 31, 2018.

Remaining well capitalized is one of our key financial objectives. This objective is balanced against our efforts to return excess capital to our shareholders through the payment of cash dividends and, at times, share repurchases. In 2019, we returned a portion of what we deemed to be excess capital to our shareholders. To this end, we paid in the aggregate cash dividends of $43.1 million during 2019. We did not repurchase any of our Common Shares during 2019. Importantly, we were able to return this capital to shareholders without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

We consider growth in book value per share (or “BVPS”) as an important measure of our financial performance and ability to create shareholder value.

The graph below illustrates our growth in BVPS over the past ten years. The increase in BVPS during 2019 was primarily a function of an increase in the total returns recognized across the investment portfolio, partially offset by an underwriting loss driven by the aforementioned reserve charges, as well as the unique expenses related to proxy solicitation, corporate governance and other compensation matters, including severance.

(1)	Book value per common share:
-	Adjusted for June 2013, March 2015, June 2016 and March 2018 stock dividends.
-	2009-2011 restated to reflect adoption of ASU 2010-26 (related to accounting for costs associated with acquiring or renewing insurance contracts); 2007 and prior not restated.

Compensation Governance

The Human Resources Committee (the “Committee”) reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with shareholder interests. Our executive compensation practices include the following, each of which the Committee believes reinforces our executive compensation objectives:

What We Do	What We Don’t Do
Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	No guaranteed annual salary increases or bonuses

Pre-established performance goals that are designed to be aligned with the creation of shareholder value	No excise tax gross-ups

Use of a compensation comparison group to evaluate market competitiveness of our executive compensation program	No repricing of stock options

Maximum payout caps for incentive compensation	No hedging or significant pledging of Company stock

Annual incentive awards subject to negative discretion by the Committee allowing the Committee to reduce payouts when deemed appropriate	No counting of pledged shares toward equity ownership guidelines No dividends or dividend equivalents paid on unvested equity awards

Double-trigger vesting for equity awards in the event of a change in control	No multi-year compensation guarantees No single-trigger change in control provisions

What We Do	What We Don’t Do

Require meaningful equity ownership by executive officers

Maintain a clawback policy that applies to annual incentive and other performance-based compensation awards

Thorough risk assessment process

Retain an independent compensation consultant

Engage in regular shareholder outreach

Shareholder Engagement and Responsiveness to 2019 Advisory Vote on Executive Compensation

Following our 2019 Annual General Meeting of Shareholders, the Committee reviewed the results of the shareholder advisory vote on executive compensation in which approximately 50.5% of the votes were cast in favor of the proposal. In 2019 and the first quarter of 2020, we sought meetings with 37 shareholders, representing the holders of more than 64% of our outstanding shares. Our engagement efforts resulted in meetings with 14 shareholders, representing the holders of more than 36% of our outstanding shares, including four of our top five shareholders.

In order to expand our direct dialogue between our shareholders and our Board, certain members of our Board participated in a number of our shareholder engagement meetings, along with our Head of Investor Relations, Head of Total Rewards and Chief Financial Officer and, on occasion, our Chief Executive Officer. Following the completion of our shareholder engagement meetings, the feedback was discussed with our executive management team and the Committee for their review and consideration.

Our goals for the shareholder engagement program included:

•	Obtaining shareholder insight into our corporate governance, executive compensation, and other policies and practices, as well as listening to shareholder concerns and priorities;
•	Describing our proposed changes and enhancements to our executive compensation program;
•	Discussing certain proposed governance controls consistent with shareholder feedback and regulator input; and
•	Discussing the recent leadership changes that occurred at the Company.

During our shareholder engagement meetings, we received very constructive shareholder feedback on our governance and executive compensation programs. Our executive management team and the Board carefully considered this feedback as well as insights gathered through our prior engagement efforts and implemented several enhancements to our governance and executive compensation programs. We believe that these enhancements fit well within our overall compensation philosophy and the objectives of our executive compensation and governance programs, and directly address the feedback we received during our 2019 and 2020 shareholder engagement meetings.

The following chart captures some key themes that emerged during 2019 and 2020 discussions with shareholders regarding executive compensation along with the Company’s related response:

What We Heard	What We Did

• Performance Periods –shareholders expressed a desire for longer performance periods as the one-year performance period under the long-term incentive (“LTI”) program was not viewed as aligned with shareholder value creation.

• Beginning with the 2020 LTI grants, we will measure performance over a period of three cumulative years.

What We Heard	What We Did

• Mix of Performance Goals –shareholders expressed a desire for additional performance metrics, noting that the LTI’s program’s reliance on BVPS neglects the importance of Return on Equity (“ROE”) to shareholders who believe ROE is a key driver of stock performance in the insurance industry.

• Beginning with the 2020 LTI grants, we introduced a ROE metric that will measure average ROE over a three-year performance period, resulting in equally weighted performance metrics of ROE and BVPS growth under the LTI program.

• Reduce Emphasis on Individual Performance –shareholders expressed a desire for LTI compensation to be tied more directly to overall Company performance, with a reduced emphasis on individual performance.

• Beginning with the 2020 LTI grants, we eliminated the individual performance modifier, resulting in an LTI mix of 75% performance-based restricted stock and 25% time-based restricted stock, with vesting of the performance-based portion tied solely to pre-established Company-wide goals. If threshold goals are not met, there would be no payout under this portion of the plan.

• Size Appropriate Peer Group – shareholders expressed a desire for the executive compensation program to be aligned with a relevant group of peers.	• In December 2019, the Committee approved a modified peer group to remove peers that were deemed not to be representative of the Company’s size

• Alignment with Shareholders –shareholders expressed a desire for the executive compensation program to be further aligned with shareholders.

• We increased our stock ownership guidelines as follows:

CEO                                            6x Base Salary

Other NEOs                               3x Base Salary

Segment Heads                          2x Base Salary

Other Executives                       0.5 – 1x Base Salary

Independent Directors               5x Annual Retainer

• Governance Controls –shareholders noted the need for robust governance controls in place with respect to the identification, appropriateness and disclosure of perquisites.

• During 2019, the Committee and Board undertook an extensive review of the governance controls with respect to the Company’s perquisite compensation program and enhanced the Company’s internal controls and adopted a perquisite policy, revised airplane use policy and revised corporate charitable contribution policy.

The following charts graphically illustrate the changes made to the 2020 LTI program, which were implemented after considering shareholder feedback as discussed above.

Prior LTI Design

Time-Based Weighting: 25% Performance Period: N/A Payout Range: N/A Vesting: 4-Year Ratable	Book Value Per Share Growth Metric Weighting: 50% Performance Period: 1-Year Payout Range: 0% to 150% Vesting: 4-Year Ratable	Individual Metric Weighting: 25% Performance Period: 1-Year Payout Range: 0% to 200% Vesting: 4-Year Ratable

2020 LTI Design

Time-Based Weighting: 25%	Performance-Based Weighting: 75%
• Performance Period: N/A • Payout Range: N/A • Vesting: 4-Year Ratable	• Performance Period: 3 Years • 50% Book Value Per Share Growth • 50% Return on Equity • Payout range: 0% to 150% • Vesting: 3-year Cliff

The key changes under the new LTI design are the elimination of the individual modifier and tying a total of 75% of the award to book value per share and ROE goals. If threshold level goals are not met, there would be no payout under the performance-based component of the new plan.

Executive Compensation

Compensation Philosophy

The main objective of our executive compensation philosophy is to focus executives on the achievement of financial and operational performance over the short-and long-term in order to maximize shareholder value, with a focus on:

Our compensation program is designed to support our business objective of increasing shareholder value by:

•	Linking pay to both Company and individual performance;

•	Aligning our executives’ incentive compensation with the Company’s short- and long-term strategic and financial goals and ensuring that a significant component of compensation is performance-based;

•	Providing a competitive compensation program that allows us to attract and retain superior talent in the competitive specialty insurance marketplace in which we operate; and

•	Appropriately managing risk.

Compensation Elements and Pay Mix

Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short- and long-term financial, operational and strategic objectives that produce and promote shareholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation program with the goal of ensuring that actual realized pay varies based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

A summary of the key components of our executive compensation program is set forth below and described in more detail beginning on page 52.

Compensation Component	Link to Business Strategy and Shareholder Value	2019 Compensation Decision

Base Salary (Page 39)	• Provide a competitive level of fixed compensation that allows us to attract and retain executive talent.	• Three of our NEOs received base salary increases, with the increases ranging from 6% to, in the case of our Interim CEO appointment, 50%.

•   Base salaries reflect experience, skills and responsibilities of each NEO, the pay practices of companies with whom we compete for talent, economic conditions, and the Committee’s assessment of Company and individual performance.

• Mr. Hernandez’s base salary was reduced 17% in connection with his 2019 transition arrangement with the Company

Annual Incentive Compensation (Page 40)

•   Incentivize executives to achieve pre-established annual corporate/business unit financial goals and individual performance objectives aligned with the Company’s financial, operational and strategic objectives.

•   Financial goal based on achieving adjusted pre-tax operating or underwriting income targets, with payout ranging from 0% to 200% of target opportunity, adjusted +/-30% based on individual performance.

•   Payouts are capped at 200% of target opportunity regardless of individual performance.

•   The Committee views non-financial individual performance as an important contributor to the Company’s future operational and financial performance.

•   Payout to Mr. Rehnberg based on the results of the Americas business is pro-rated for the ten months he served in his role as Group Chief Administrative Officer, Head of the Americas

•   No payouts for the other NEOs as threshold financial goals for their respective business units/departments or for Argo Group were not achieved.

Long-Term Incentive Compensation (Page 42)

•   Encourage stock ownership and align the long-term interests of NEOs with those of our shareholders.

•   Reward and retain executives who contribute to the Company’s success through achieving pre-established corporate financial goals and individual performance objectives that are designed to be aligned with building shareholder value.

•   Payouts range from 25% to 150% of target opportunity and may not exceed 150% of target regardless of individual performance.

•   2019 LTI awards granted as a mix of time-based and performance-based awards, with performance-based awards vesting based on achievement of book value per share (“BVPS”) growth and partially on the achievement of individual long-term performance objectives.

•   Threshold BVPS goal was not achieved, resulting in our NEOs forfeiting the 50% of target shares that were based on BVPS performance.

When determining the appropriate level of compensation for an NEO, the Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the NEO’s aggregate level of compensation. This philosophy allows the Committee to provide a mix of components to incentivize and reward the desired performance from each NEO. The following graphs illustrate the pay mix and the fixed versus variable portion of Mr. Rehnberg’s and, on average, the other continuing NEOs’ total target direct compensation. The

CEO pay chart provides an overview of Mr. Rehnberg’s target direct compensation, including the additional salary he received as interim CEO.

CEO Target Mix of Pay	NEO Average Target Mix of Pay

Elements of the Compensation Program

Our goal is to attract and retain experienced and talented executive officers and to motivate them to achieve our short- and long-term financial, operational and strategic objectives that produce and promote shareholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives.

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance. The 2019 base salary increases were generally based on a review of market data and recognition of individual performance. In the case of Mr. Rehnberg, his base salary was increased to $750,000 in January 2019 in recognition of his expanded responsibilities in connection with his promotion to Group Chief Administrative Officer and Head of the Americas and then further increased to $975,000 in November 2019 in connection with his promotion to the position of Interim President and Chief Executive Officer. Mr. Bullock’s base salary was increased to $600,000 in connection with his revised employment agreement after consideration of market data and in recognition of historical base salary adjustments. Mr. Hernandez’s base salary was reduced to $500,000 due to his transition arrangement with the Company.

The 2019 base salaries for our NEOs were as follows:

Executive	2018 Base Salary	(%) Change	2019 Base Salary

Kevin J. Rehnberg	$650,000	50%	$975,000	*

Jay S. Bullock	$525,000	14%	$600,000

Matt Harris	$494,423	6%	$527,384	**

Axel Schmidt	$500,000	0%	$500,000	**

Former Named Executive Officers

Mark E. Watson III	$1,200,000	0%	$1,200,000

Jose Hernandez	$600,000	-17%	$500,000

  * Reflects base salary approved when Mr. Rehnberg was promoted to the position of Interim President and Chief Executive Officer in November 2019.

  ** These salaries were converted into U.S. dollars for purposes of the foregoing table using a December 31, 2019 exchange rate of 1.31846 US$/GBP

Annual Incentive Awards

Performance Goal and Target Establishment

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, annual incentive awards are determined based on an individual target award multiplied by, in the case of corporate executives, the percentage of plan Company pre-tax operating income and, in the case of business unit executives, the percentage of plan Company pre-tax operating income and business unit underwriting income, weighted 30% and 70%, respectively. This result is then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Committee to factor in individual achievement of annual objectives. Payouts are capped at 200% of target opportunity regardless of individual performance.

Individual Target Award	x	% Achievement of Pre-established Financial Metrics 50% to 200% applied to target awards	=	Calculated Preliminary Award	+/-	Individual Performance Modifier +/- 30% applied to preliminary award	=	Individual Final Award

At the beginning of the year, each NEO’s individual target award is established as a percentage of his or her base salary. For 2019, the individual target opportunities were established based on market data provided by the Committee’s independent compensation consultant. In addition, in the case of Messrs. Rehnberg and Bullock, their individual bonus opportunities were determined based on the negotiations of the parties in conjunction with their new employment agreements.

Executive	2019 Target Annual Incentive as Percent of Base Salary (%)	2019 Target Annual Incentive ($)

Kevin J. Rehnberg	88.5%(1)	$863,000

Jay S. Bullock	116.7%	$700,000

Matt Harris	75%	$395,538

Axel Schmidt	80%	$400,000

Former Named Executive Officers

Mark E. Watson III	125%	$1,500,000

Jose Hernandez	(2)	(2)

(1)

This percentage is calculated based on year-end base salary; however, Mr. Rehnberg’s annual incentive opportunity was originally determined by reference to his base salary approved in connection with his promotion to the position of Group Chief Administrative Officer and Head of the Americas in January 2019. The annual incentive opportunity based on Mr. Rehnberg’s base salary for the position of Group Chief Administrative Officer and Head of the Americas was approximately 115% of base salary.

(2)	As discussed further below, Mr. Hernandez was eligible for an incentive bonus subject to his achievement of certain transition-related performance goals.

Performance Results

2019 Financial Goals

At the end of the year, a pool is established based upon the Company’s pre-tax operating income for the year subject to a minimum achievement of at least 50% of plan, with a maximum funding opportunity of up to 200% of plan. Pre-tax operating income is defined as net income before taxes excluding non-recurring net realized investment gains and losses and foreign currency exchange gains and losses. The Committee selected pre-tax operating income as a key financial metric because it believes it is a strong indicator of the Company’s short-term financial and operational performance. For 2019, partly in recognition of the evolution of the Company’s investment strategy towards a total return objective, the Committee included in the plan the return on certain investments that had historically been recorded as net realized gains and losses. Achievement against the plan includes the realized return on those investments. If the Company does not achieve 50% of the plan pre-tax operating income for the year, the pool is not funded and no awards are paid at year-end. This minimum funding requirement is designed to align the interests of management with the interests of shareholders while not providing incentives for undue risk taking. When evaluating financial performance at the end of the year, the Committee may also consider the state of the insurance market, the state of the investment market, the impact of unusual catastrophic events, accounting changes or other factors affecting pre-tax operating income outside of management’s control, in adjusting the calculated preliminary award. In accordance with historical practice, the Committee adjusted both plan and actual pre-tax operating income by eliminating the expense related to certain types of cash-settled equity awards that are directly impacted by a change in the Company’s stock price.

For 2019, the Company’s pre-tax operating income goal of $218.4 million, as adjusted by the Committee in the manner described above, was not met. This goal was set taking into account the challenging market conditions facing our industry, but despite those conditions, the Committee set a significantly higher pre-tax operating income goal in 2019 as compared to 2018 ($218.4 million in 2019 vs. $178.2 million in 2018).

As a business unit leader, the annual incentive award for Mr. Rehnberg was measured based on both Company-wide pre-tax operating income performance (weighted 30%) and business unit underwriting income performance (weighted 70%). Underwriting income represents the net amount earned from underwriting activities (net premiums earned less underwriting expenses and claims incurred). Consistent with financial targets communicated to shareholders, business unit targets for underwriting income were set at levels that were intended to be challenging. Mr. Rehnberg’s weighted preliminary award, based on the performance results of the Americas business, was 32.9%. Mr. Rehnberg’s award was pro-rated for the ten months he served in his role as Group Chief Administrative Officer, Head of the Americas.

2019 Individual Performance Objectives

At the beginning of the year, the Committee also establishes and communicates annual individual performance objectives for each NEO. Individual performance objectives are designed to be achievable, but required the coordinated, cross-functional focus and effort of the NEOs. At the end of the year, the Committee evaluates the extent to which each NEO achieved his or her individual performance objectives and adjusts the calculated preliminary award by up to +/- 30% as appropriate to reach a final individual award, subject to a maximum total payout of 200% of target. In making such adjustments, the Committee considers each NEO’s performance objectives collectively rather than applying a formula or weighting to each of the objectives. Accordingly, payouts under the plan are directly linked to both the Company’s financial performance and each NEO’s individual performance during the year. For 2019, the CEO and functional leaders had individual performance metrics tied to the categories of financial performance, client focus, talent development, organizational goals, and strategic goals. As noted above, the Company did not achieve the threshold pre-tax operating income goal and, accordingly, none of the NEOs were eligible for an individual performance modifier.

Mr. Hernandez did not participate in the annual incentive program as a result of his mid-year transition; however, he was eligible for a special bonus conditioned on the successful completion of certain targets, related to the following: final handover of all matters pertaining to the international division; successful management of the relocation of the Head of Bermuda Property to the US, including management of all the regulatory aspects; working with the Chairman of the AMA board to secure a new non-executive director; and successful communication of international profit share payouts. For 2019, the Committee awarded Mr. Hernandez a bonus equal to $239,000 based on his performance with respect to the performance goals.

Payouts

The table below sets forth the annual incentive program targets and payouts to each of our Named Executive Officers based upon 2019 performance, as described above:

Executive	2019 Target Annual Incentive ($)	Annual Incentive Payouts ($)

Kevin J. Rehnberg	$ 863,000	$283,815

Jay S. Bullock	$ 700,000	$0

Matt Harris	$ 395,538	$0

Axel Schmidt	$ 400,000	$0

Former Named Executive Officers

Mark E. Watson III	$ 1,500,000	$0

Jose Hernandez	(1)	(1)

(1)	As discussed above, Mr. Hernandez was eligible for an incentive bonus subject to his achievement of certain transition-related performance goals.

Long-Term Incentive Awards

Our long-term equity incentive compensation is designed to provide a strong linkage between pay and the Company’s strategic goals, and to align the interests of our executives with those of our shareholders by awarding compensation in the form of equity, which may be restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). With the exception of awards granted as sign-on incentives, each such grant is primarily conditioned upon the achievement of financial and individual performance objectives during the year in which the grant is made as further described below. Subject to the achievement of these goals, the awards (on a performance-modified basis) vest ratably over a four-year period from the grant date.

Individual target awards for our NEOs are established at the beginning of the year along with pre-determined threshold, target and maximum growth in BVPS goals for the Company and long-term performance objectives for the individual. Our BVPS target was set taking into account challenging global economic conditions and market conditions facing our industry. The 2019 growth in BVPS target under the Company’s LTI program was established based on an assessment of the current operating environment, evidenced by continued and heightened competition relative to prior periods, a modestly improving economic environment, and an improving interest rate environment, which at times has had the effect of increasing investment income. The Committee sets individual performance objectives under the LTI plan that are more forward-looking and strategic in nature when compared to the individual objectives set under the annual incentive plan, which are shorter term and more operational in nature.

At the end of the year, the target awards are then adjusted based on the following formula:

Target LTI Award	x	BVPS Modifier -100% to +50% applied to 50% of target	+	Individual Modifier +/- 25% applied to 100% of target	=	Performance Modified Grant Subject to four- year ratable vesting

Payouts range from 25% to 150% of target opportunity, and will not exceed 150% of target regardless of individual performance. For 2019, the BVPS adjustment factor was determined on a linear basis according to the ranges of achievement, with the growth rate measured as compared to December 31, 2018. For 2019, the Company’s BVPS increased in 2019 by 3.1% (inclusive of cash dividends paid to our shareholders during the year), which was below the threshold of 4%, resulting in a BVPS modifier of -100% applied to 50% of the target awards in accordance with the following schedule:

Performance Level	2019 BVPS Growth Rate Inclusive of Dividends	% Modifier
Maximum	10%	+ 50%
Target	7%	0%
Threshold	4%	- 50%
Below Threshold	< 4%	-100%

For the Individual Modifier, the full target award may be adjusted up to +/- 25% based on the Committee’s evaluation of each NEO’s individual performance against the pre-determined individual performance objectives. For 2019, the CEO and functional leaders had individual performance metrics tied to the categories of financial performance, client focus, talent development, organizational goals, and strategic goals. Individual performance objectives were designed to be achievable, but require the coordinated, cross-functional focus and effort of the NEOs.

The following table sets forth the calculation of the final 2019 LTI awards for each NEO as adjusted based on growth in BVPS in 2019 and the Committee’s assessment of achievement of the long-term individual performance objectives and determination not to apply individual modifiers for any NEO. The 2019 Summary Compensation Table on page 52 includes the grant date fair value of the target award. However, as noted below, the Committee adjusted down the BVPS portion of the award by 100% for each of the current NEOs, and number of shares represented by the Performance Modified Grant Date Fair Value will vest over the four year vesting period of the award.

	2019 LTI Awards
		+	BVPS Modifier		+	Individual Modifier		=
Name	2019 LTI Target Award		% of Applied to 50% of Target	Amount		+/-25% of Target	Amount		Performance Modified Grant Date Fair Value
Kevin J. Rehnberg	$ 1,000,000		(100)%	$ (500,000)		0%	$ —		$ 500,000
Jay S. Bullock	$ 420,000		(100)%	$ (210,000)		0%	$ —		$ 210,000
Matt Harris	$ 302,841		(100)%	$ (151,421)		0%	$ —		$ 151,421
Axel Schmidt	$ 333,300		(100)%	$ (166,650)		0%	$ —		$ 166,650

Former Named Executive Officers
Mark E. Watson III (1)	$ 2,800,000		N/A	N/A		N/A	N/A		$ 2,800,000
Jose Hernandez (2)	N/A

Placeholder footnotes

(1)	Award was accelerated on December 31, 2019 per the terms of Mr. Watson’s separation agreement
(2)	Mr. Hernandez was not eligible for an LTI award in 2019.

One-time Performance Award to Certain NEOs

In November 2018, the Committee approved performance-based restricted stock awards on a selective basis to Messrs. Rehnberg, Bullock, Schmidt and Watson and certain other key executives (the “2018 Performance Awards”). The 2018 Performance Awards may be earned based on the achievement of specific stock price and expense ratio reduction hurdles by the end of a three-year performance period from January 1, 2019 to December 31, 2021. For Messrs. Rehnberg and Bullock, 50% of the 2018 Performance Award will be earned based on the achievement of stock price hurdles and the remaining 50% will be earned based on the achievement of expense ratio hurdles. For Mr. Schmidt (and, prior to his departure, Mr. Watson), the 2018 Performance Award will be earned (or would have been earned, with respect to Mr. Watson) based on the achievement of stock price hurdles and expense ratio hurdles, weighted 75% and 25%, respectively. Mr. Watson’s 2018 Performance Award was forfeited in its entirety in connection with his separation from the Company on December 31, 2019. The 2018 Performance Awards granted to Messrs. Rehnberg, Bullock and Schmidt remain outstanding and will vest, if at all, based on performance through December 31, 2021. See the “Outstanding Equity Awards at 2019 Fiscal Year-End” table for further information regarding these awards.

Other Compensation and Benefit Programs

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s bi-weekly contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing three years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested as designated by the individual from substantially the same funds that are available under the Qualified Savings Plan.

Our NEOs who are non-U.S. citizens are eligible to participate in defined contribution pension plans pursuant to the laws of the jurisdictions where they work and reside. The Company generally contributes 15% of a participant’s base salary to these plans up to the limits permitted by applicable legislation.

Welfare Benefits and Perquisites

To provide our executives with competitive compensation packages similar to those available at other companies in our peer group, the Company provides certain welfare benefits to all of our executives, including our NEOs. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with certain perquisites as part of our compensation program. Perquisites generally available to each of our NEOs in 2019 consisted of financial planning assistance, term life insurance and a group umbrella casualty insurance policy. Certain of our NEOs also receive supplemental term life, disability and medical insurance coverage.

Historically, the Company has provided certain executives with expatriate benefits that are consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. Such benefits may include relocation assistance, housing allowances, home leave and travel allowances, education allowances and cost-of-living allowances. The Company has also provided a tax equalization on housing, educational and home leave travel allowance benefits to certain executives who are asked to relocate internationally in order to reduce the related negative tax consequences of such allowances. Providing a tax equalization under such circumstance is a customary practice and is intended to ensure that an executive’s after-tax income is not substantially different from that of his or her U.S. counterpart as a result of being compensated for the higher housing, educational and travel costs associated with an international relocation. During 2019, the Company began phasing out these benefits for the NEOs.

The Company has historically maintained fractional leasehold interests and a term lease in private aircraft. In December 2019, the Company sold the private aircraft associated with the term lease. The Company still maintains fractional leasehold interests in corporate aircraft; however, the Board has adopted a policy that limits the use of corporate aircraft to only business travel. The Company’s corporate aircraft program enables NEOs and other executives, directors and employees to meet with Company personnel, vendors, professional service providers, clients and business partners, to attend board meetings, and to engage in business development activities in multiple locations where the Company conducts business throughout the world. An NEO may also have family members or other guests accompany the NEO on corporate aircraft in transit for business travel when there is space available on the corporate aircraft.

Revised and Updated Information about Perquisites Resulting from Investigation

As previously disclosed, the Company received a subpoena from the SEC seeking documents primarily with respect to the Company’s disclosure of certain compensation-related perquisites received by Mr. Watson from 2014 through 2019 (the “Review Period”). This subpoena prompted the Company to conduct an extensive investigation, which included the engagement of outside counsel and a forensic auditor, to review Mr. Watson’s use of corporate aircraft, his travel and entertainment expenditures, and any other amounts paid by, or benefits provided by, the Company at his request or on his behalf during the Review Period (the “Investigation”).

The Investigation was subsequently extended to the other NEOs for 2018 and 2017. Please see footnote 5 to the 2019 Summary Compensation Table regarding perquisites the Company has identified based on the Investigation for Mr. Watson and the other NEOs in 2019 to 2017.

Watson Separation Agreement

As previously disclosed, Mr. Watson entered into a Separation Agreement with the Company pursuant to which he agreed to reimburse the Company for certain alleged personal expenses that were paid for by the Company, subject to proceeding to arbitration as to expenses Mr. Watson disputes. Mr. Watson, through his counsel, has informed the Company that he disagrees with the Company’s characterization of certain such expenses as personal and that he intends to dispute any obligation to reimburse the Company for such expenses in arbitration. Please refer to the disclosure below under “—Potential Payments upon Termination or a Termination Following a Change in Control—Mr. Watson” for further information regarding reimbursement.

Improvements in Perquisite-Related Management and Controls

In connection with the Investigation, the Company has adopted and implemented a set of new and enhanced written policies and procedures to strengthen the Company’s internal controls and procedures regarding travel, entertainment and related expenses. These include:

•	Adoption and implementation of an executive perquisite policy
•	Adoption and implementation of a revised airplane use policy
•	Adoption and implementation of a revised corporate charitable contributions policy
•	Adoption and implementation of an addendum to the Travel & Expense Reimbursement policy for NEOs
•	Enhancement of the Company’s internal process of perquisites reporting
•	Enhancement of the Company’s internal controls, including controls relating to the review of expense reports and compliance with the Company’s new policies

Post-Termination Benefits

Our NEOs are eligible to receive severance payments and benefits pursuant to the terms of their employment agreements in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 60. The Company provides severance payments and benefits because they are deemed essential to attracting and retaining highly-qualified executives. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits. The post-termination benefits are determined based on market data, input from the Committee’s independent compensation consultant, the Company’s historical pay practices and negotiations of the parties. Please see the “2019 Potential Payments Upon Termination or a Change in Control” section for further information regarding the post-termination benefits under the Company’s employment agreements.

Management Transition Compensation

As noted above, the Company undertook a number of leadership changes in 2019. The compensation adjustments made in connection with the 2019 management transitions were determined based on market data and the negotiations of the parties.

Mr. Watson

On December 6, 2019, the Company and Mr. Watson entered into a Separation Agreement and Release (the “Separation Agreement”) to set out the terms of Mr. Watson’s separation from the Company. Under the terms of the Separation Agreement, Mr. Watson continued to serve as a full-time, non-executive employee of the Company through December 31, 2019 (the “separation date”) and continued to receive his existing base salary during such period as well as medical, welfare and health insurance benefit plans on the same terms and conditions as were in effect for Mr. Watson prior to the termination of his tenure as an executive employee. Mr. Watson was not entitled to receive any annual cash incentive awards.

Effective as of the date on which the Separation Agreement became fully enforceable and binding, Mr. Watson fully vested in his unvested restricted stock from each of his (i) March 10, 2016 grant (11,285 shares), (ii) March 29, 2017 grant (14,558 shares), (iii) March 27, 2018 grant (10,500 shares) and (iv) March 15, 2019 grant (41,013 shares). All of Mr. Watson’s vested share appreciation rights will remain vested and fully exercisable without restriction, and will be governed by the terms of the underlying award agreements, provided that following the separation date, Mr. Watson will not be bound to any restrictive covenant or post-termination obligation, duty or restriction under such award agreements, other than certain obligations relating to confidential information. The Company paid Mr. Watson (a) an amount equal to $1,750,000 within two business days after the Separation Agreement became fully enforceable and binding, and (b) an amount equal to $725,833.33. The 73,481 performance-based restricted shares granted by the Company to Mr. Watson on November 5, 2018 were forfeited by Mr. Watson on December 31, 2019 in connection with Mr. Watson’s separation. The compensation reported in the 2019 Summary Compensation Table includes the separation payments paid to Mr. Watson under the Separation Agreement as well as compensation relating to the accelerated vesting of his outstanding equity awards pursuant to the terms of the Separation Agreement.

The Separation Agreement included a general release of claims by Mr. Watson in favor of the Company and superseded all prior agreements between Mr. Watson and the Company, including Mr. Watson’s employment agreement with the Company, dated November 5, 2018 (the “Employment Agreement”), except for certain provisions of the Employment Agreement set forth in the Separation Agreement, which will survive, including provisions relating to non-disclosure of confidential information, return of Company property, mutual non-disparagement, cooperation following termination of employment, indemnification and clawback.

Mr. Rehnberg

During fiscal 2019, we executed a new employment agreement with Kevin J. Rehnberg, in connection with his promotion to Group Chief Administrative Officer and Head of the Americas. Mr. Rehnberg’s employment agreement replaced and superseded the employment agreement previously entered into between the Company and Mr. Rehnberg and terminates as of December 31, 2022. The new employment agreement provided that Mr. Rehnberg would receive an annualized base salary of $750,000 and may be eligible to earn annual incentive awards in the sole discretion of the Company with an annual target participation rate of $863,000 and long-term incentive awards with an annual target participation rate of $1,000,000. In addition, as discussed further in the 2019 Potential Payments Upon Termination or a Change in Control section, Mr. Rehnberg’s employment agreement also entitles him to severance benefits in connection with certain qualifying terminations of employment.

In connection with Mr. Rehnberg’s appointment as Interim President and Chief Executive Officer, his annual base salary was increased from $750,000 to $975,000. On March 11, 2020, in connection with his appointment as President and Chief Executive Officer, we executed a new employment agreement with Mr. Rehnberg. This agreement replaces and supersedes the agreement we entered into with him in 2019. The Company’s Current Report on Form 8-K filed with the SEC on March 13, 2020 contains a summary of Mr. Rehnberg’s new agreement.

Mr. Bullock

On April 26, 2019, the Company entered into a new employment agreement with Jay S. Bullock. Pursuant to Mr. Bullock’s employment agreement, Mr. Bullock will continue to serve as the Company’s Executive Vice President and Chief Financial Officer for a term beginning on April 26, 2019 until April 25, 2023, subject to earlier termination under the terms of the employment agreement. Under Mr. Bullock’s revised employment agreement, Mr. Bullock’s annual base salary was set at $600,000, which will be reviewed annually by the Committee for possible increases (but not decreases) in its sole discretion. Mr. Bullock will continue to be eligible to earn annual cash incentive and/or long-term incentive awards in the sole discretion of the Company from time to time, subject to his continued employment through any payment date. In addition, as discussed further in the 2019 Potential Payments Upon Termination or a Change in Control section, Mr. Bullock’s employment agreement also entitles him to severance benefits in connection with certain qualifying terminations of employment.

Mr. Hernandez

On April 26, 2019, the Company entered into an agreement amending the employment agreement of Mr. Hernandez. The amendment provided that Mr. Hernandez transitioned to a new position as Chair, International Operations of the Company, effective as of January 1, 2019, for a term scheduled to terminate on December 31, 2019. Under the amendment, Mr. Hernandez’s annual base salary was reduced to $500,000 effective May 1, 2019 for the remainder of the calendar year, and he remained eligible for standard health and welfare benefits. Mr. Hernandez ceased to be eligible to receive an annual cash incentive award or an LTI award with respect to the calendar year 2019, and any outstanding LTI awards continued to be governed by the terms and conditions of the incentive plan and award agreements pursuant to which such awards were granted. Further, as discussed above, Mr. Hernandez became eligible to receive a bonus conditioned on the successful completion of several targets provided for in the amendment, as determined by the Committee in its sole discretion.

Compensation Setting Process and Governance Elements

Process for Compensation Decisions

In making decisions with respect to the compensation of our executive officers, the Committee considers both Company performance and peer group practices to evaluate whether our executive compensation program remains competitive and consistent with best practices and our compensation philosophy. In determining the amount and form of compensation for our CEO, the Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other NEOs, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels and awarding compensation for 2019, the Committee took into account the Company’s strategic and financial goals as well as individual short- and long-term performance objectives for each NEO and other members of the executive management team. The Committee also considers the compensation levels of the Company’s peers as discussed in the Comparison Group section below.

2019 Comparison Group

To evaluate whether our executive compensation program is competitive, the Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated comparison group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated comparison group that incorporates the companies with whom we compete.

In deciding whether a company should be included in the peer group, the Committee considered the following criteria: (a) global operations; (b) revenue; (c) market capitalization; and (d) peers that the Company competes with in the marketplace and for talent.

The designated comparison group for 2019 consisted of the following companies, which was the same group of companies as used to evaluate 2018 compensation decisions:

2019 Comparison Group
Alleghany Corporation	Enstar Group	Renaissance Re Holdings
Arch Capital Group	Hiscox	RLI Corporation
American Financial Group	James River Group	Selective Insurance Group
Axis Capital Holdings	Markel Corporation	W.R. Berkley
Beazley plc	ProAssurance

2020 Comparison Group

In December 2019, the Committee, with assistance from its independent compensation consultant, undertook a thorough review of the comparison group. As part of this review the Committee endeavored to consider the removal of peers that were either much larger or much smaller than the Company. In determining which companies should be removed or added to the comparison group, the following criteria were considered:

•

If the company was size appropriate; i.e., companies with revenue ranging from one third to three times that of the Company’s and market capitalization ranging from one fifth to five times that of the Company’s

•	Companies in the same industry with similar business mix and geographic reach
•	Companies that the Company competes with in the marketplace and for talent

As a result of this review, the Committee removed four companies that were significantly larger and added three companies that are considered reasonably similar to the Company in terms of size and business mix:

Deletions	Additions
Alleghany Corporation	Hanover Insurance Group
American Financial Group	ProSight Global
Markel	Sirius International Insurance
W.R. Berkley

The resulting 2020 comparison group is below:

2020 Comparison Group
Arch Capital Group	Hiscox	RLI Corporation
Axis Capital Holdings	James River Group	Selective Insurance Group
Beazley	ProAssurance	Sirius International Insurance
Enstar Group	ProSight Global
Hanover Insurance Group	Renaissance Re Holdings

Equity Ownership Guidelines

The Company requires a designated group of senior executives (including the NEOs) to adhere to its Equity Ownership Guidelines. The guidelines are considered an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines are an incentive to encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is influenced by the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned or acquired shares until the guideline ownership level is attained (and non-employee directors must hold 100% of earned or acquired shares until the guideline ownership level is attained). Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s LTI plan. As of December 31, 2019, each of our continuing NEOs either held the requisite number of shares or was subject to the 50% retention requirement.

In 2019, the Committee made certain changes to the guidelines to increase stock ownership multiples and clarify that pledged shares do not count toward compliance. The following table shows the ownership levels applicable to our designated executives, which are expressed as a multiple of salary depending upon their position:

CEO	6x Base Salary
Other NEOs	3x Base Salary
Segment Leaders	2x Base Salary
Operating Company & Functional Leaders	1x Base Salary
Business Unit Leaders	0.5x Base Salary

For purposes of the ownership guidelines, only Common Shares owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans, are counted, but excluding any pledged shares. The value of each common share is assumed to be the greater of the market value or the book value per common share of the Company’s stock.

Compensation Clawback Policy

To provide the Company with the ability to recoup performance-based compensation obtained through misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer (i) has engaged in fraud or other misconduct and the misconduct resulted in the need for a restatement of the Company’s financial statements that affect such executive officer’s compensation or (ii) the executive officer has engaged in certain other egregious conduct that is substantially detrimental to the Company. The potential for a clawback in response to egregious conduct has been incorporated into our revised policy after taking into consideration shareholder feedback and our internal review of compensation practices. The Board also has the discretion to recoup performance-based compensation if the payment, grant or vesting of the award was based on the achievement of a performance metric that was calculated by the Company in a substantially inaccurate manner. Our Compensation Clawback Policy is available on our website at www.argolimited.com.

Prohibition of Hedging and Restrictions on Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock. We prohibit all hedging transactions involving our securities that would insulate our employees, officers and directors from the effects of our stock price performance. The Policy places restrictions on our officers and directors from directly or indirectly pledging more than the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by such officer or director. Equity securities include Common Shares, voting preferred shares, options and any other securities beneficially owned by an officer or director.

Compensation Risk Assessment

In line with the Company’s application of its enterprise risk management (“ERM”) framework to compensation risk, the Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. More broadly, the Company’s compensation philosophy is a core part of our risk culture and ensures that underwriters are motivated to produce profitable business and executives are compensated to operate within our Board approved risk appetite.

The Committee believes the Company’s executive compensation program does not encourage inappropriate risk-taking. Specifically, in 2019, the Company’s annual incentive and LTI plans were tied to operating performance and growth in BVPS, aligning our shareholders’ short- and long-term interests with the decision-making for our employees and NEOs. In 2020, the Committee also implemented changes to the LTI program to increase the long-term shareholder focus of the plan by changing the performance period from one to three years, and eliminating the individual performance modifier. The Committee also increased executive stock ownership guidelines as noted above.

During 2019, our ERM function, led by the Chief Risk Officer, undertook a risk assessment of our current compensation schemes, taking into consideration the anticipated reaction of key stakeholders to a number of potential downside or upside risk scenarios. The assessment considered a number of factors including risk-based measures, scheme calibration, clawback and ‘malus’ provisions, deferral features and multi-year structures. The risk analysis completed in 2019 also considered the threats and opportunities introduced by our proposed changes to our compensation schemes for 2020 and the transition risks associated with this proposed change. Other factors considered when determining that the compensation program does not encourage excessive risk-taking include:

•

The Committee retains negative discretion in determining compensation payouts, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations. Our executive compensation clawback policy helps ensure that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;

•	Executive stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;
•	The Chairman of the Committee regularly attends our Risk & Capital Committee and has the opportunity to review the outcomes of Compensation Risk Assessment presented by the Chief Risk Officer;
•	The Committee also receives a summary of the Compensation Risk Assessment work as part of its review of proposed changes to the schemes;
•

The Committee retains an independent consultant, apart from any consultant retained by management. The independent consultant reviewed the findings of the Compensation Risk Assessment and found them to be both comprehensive and appropriate to the risk exposures and concurred with the conclusions.

Compensation Consultant

During 2019, the Committee continued to engage FW Cook to assist in the evaluation of our executive compensation program. The scope of FW Cook’s engagement was to provide assistance with (1) updating our stock award agreements, (2) conducting a review of our compensation peer group, (3) conducting competitive reviews of executive and non-employee director compensation, (4) conducting competitive reviews of incentive design and performance measurement, and (5) conducting pay-for-performance modeling, including using estimates of realizable pay. In addition, FW Cook also reviewed the compensation disclosure included in this proxy statement. FW Cook performed these services solely on behalf of the Committee. The Committee has assessed the independence of FW Cook, as required by the Company’s governance framework and NYSE and SEC rules and has concluded that no conflict of interest exists with respect to its services to the Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

COMMITTEE

John R. Power, Jr., Chairman

Hector De Leon

Dymphna A. Lehane

Samuel G. Liss

Al-Noor Ramji

Gary V. Woods

EXECUTIVE COMPENSATION

2019 Summary Compensation Table

The following table contains compensation information for our NEOs for the fiscal year ended December 31, 2019 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2018 and December 31, 2017. In the case of Mr. Watson, the amounts reported for 2019 include compensation received for his services during the year as well as the separation payments he received pursuant to the terms of his Separation Agreement and the incremental fair value associated with the modification of certain of his outstanding equity awards, as further described in the footnotes below.

Name & Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Comp ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)(6)
Kevin J. Rehnberg, President and CEO	2019	$785,137	$999,951	$283,815	$—	$48,580		$2,117,483
	2018	$650,000	$1,634,291	$688,500	$—	$43,891		$3,016,682
	2017	$633,462	$449,979	$420,000	$—	$38,608		$1,542,049

Jay S Bullock, Executive Vice President and CFO	2019	$570,205	$419,997	$—	$—	$36,049		$1,026,252
	2018	$525,000	$814,716	$511,875	$—	$70,385	(7)	$1,921,976
	2017	$525,000	$420,202	$—	$—	$42,850	(7)	$988,052

Matt Harris, Group Head of International Operations	2019	$527,384	$302,777	$—	$—	$126,501		$956,663

Axel Schmidt, Chief Underwriting Officer	2019	$523,706	$333,294	$—	$—	$132,663		$989,663
	2018	$490,904	$728,063	$312,000	$—	$135,717		$1,666,684
	2017	$520,111	$333,296	$—	$—	$140,054		$1,022,461

Former Named Executive Officers

Mark E. Watson III Former President & CEO	2019	$1,200,000	$7,850,530	$—	58,233	$3,361,737		$12,470,500
	2018	$1,090,300	$6,080,480	$1,020,521	$(28,973)	$1,166,770	(7)	$8,162,328
	2017	$1,070,000	$1,569,310	$—	$26,858	$1,727,886	(7)	$2,666,168

Jose Hernandez, Former Chair of International Operations	2019	$532,877	$—	$239,000	$—	$99,946		$871,823
	2018	$600,000	$599,959	$210,000	$—	$40,891		$1,450,850
	2017	$600,000	$599,972	$—	$—	$36,300		$1,236,272

(1)

Mr. Rehnberg’s salary increased from $750,000 effective January 1, 2019 to $975,000 effective November 5, 2019 in connection with his appointment to Interim President and Chief Executive Officer. Mr. Bullock’s salary increased from $525,000 to $600,000 effective May 26, 2019 in connection with his new employment agreement. Mr. Harris’s salary increased from 375,000 GBP to 400,000 GBP effective January 1, 2019 in connection with his promotion to Group Head of Operations. Mr. Hernandez’s salary decreased from $600,000 to $500,000 effective May 1, 2019 as part of the terms of his transition agreement. Mr. Harris and Mr. Schmidt were paid in British Pounds. Their salaries were converted into U.S. dollars for purposes of the foregoing table using a December 31, 2019 exchange rate of 1.31846 US$/GBP.

(2)

Represents the grant date fair value of all LTI equity awards granted in 2019. The calculation of grant date fair value for the annual performance awards assumes target level performance against the specified financial goals set forth in the award and is calculated in accordance with FASB ASC Topic 718. The receipt of annual target equity awards is primarily conditioned upon the achievement of financial and individual performance goals during the year in which the grant is made, as discussed in the Long-Term Incentive Awards section that begins on page 42. After adjustment for achievement of these goals, the annual awards then vest ratably over a four-year period beginning on the first anniversary of the date of the grant. Assuming the highest level of performance is achieved for the 2019 LTI awards, the maximum grant date fair value of the 2019 performance-based LTI awards would be as follows: Mr. Watson ($3,500,000), Mr. Bullock ($525,000), Mr. Rehnberg ($1,250,000), Mr. Schmidt ($416,625), Mr. Harris ($378,551), and Mr. Hernandez ($0). In addition, for Mr. Watson, as a result of the acceleration of certain previously granted awards in connection with his separation agreement, this amount includes the incremental fair value associated with the modification of Mr. Watson’s outstanding stock awards in 2019 totaling $5,050,573. As noted in the CD&A, in 2019, the vesting terms of certain of Mr. Watson’s prior restricted stock awards were modified in connection with his separation from the Company to provide for accelerated vesting. This amount represents the modification of existing equity awards, including 2019 equity grants, and does not represent new equity grants made at the time of the separation.

(3)

Non-Equity Incentive Plan Compensation consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 40 for a discussion of the decisions made related to these awards. Amounts for Mr. Hernandez for 2019 represent a bonus paid in connection with achievement of specific targets relating to his transition from the Company.

(4)

Represents the change in the present value of the Argo Group US Retirement and Pension Equalization Plans that occurred during 2019. The Pension Benefits table on page 58 presents additional information about both the calculation of the change in value and the foregoing plans.

(5)	Please see the All Other Compensation Table below and related tables and footnotes for information regarding the amounts reported in this column.

2019 All Other Compensation Table

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (1)	Supplemental Executive Retirement Plan Benefit	Tax Gross-Up Payments	Separation Benefits	Perquisites	Total(3)
Kevin J. Rehnberg	$16,800	$1,953	$29,827	$—	$—	$—	$48,580
Jay S. Bullock	$4,819	$1,953	$29,277	$—	$—	$—	$36,049
Matt Harris	$71,114	$—	$—	$—	$—	$55,388	$126,501
Axel Schmidt	$71,487	$—	$—	$—	$—	$61,177	$132,663

Former Named Executive Officers
Mark. E. Watson III	$5,108	$70,201	$66,892	$—	$2,475,833(2)	$743,703	$3,361,737
Jose Hernandez	$16,800	$1,953	$15,775	$20,209	$—	$45,209	$99,946

(1)

Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance coverage provided to all senior executives and company paid life and disability insurance policies provided to Mr. Watson.

(2)	This amount represents cash payments made to Mr. Watson pursuant to the terms of his separation agreement, as described further in the CD&A.

(3)

As noted above, the Investigation was extended to the NEOs other than Mr. Watson for 2018 and 2017. Based on those findings, the Company did not identify any perquisites that should have been, but were not, disclosed with respect to those other NEOs, except with respect to Mr. Schmidt and Mr. Bullock. For Mr. Schmidt, the review identified approximately $600 in additional perquisites for 2018 and also for 2017, consisting of credit card membership fees. For Mr. Bullock, the review identified $27,892 in additional perquisites in 2018, consisting of a trip as a passenger on corporate aircraft, additional financial planning costs, certain club and credit card membership fees, and additional home leave and travel costs. For 2017, the review identified $9,975 in additional perquisites for Mr. Bullock, consisting of additional financial planning costs, certain club and credit card membership fees, and additional home leave and travel costs.

2019 Perquisites Table

Name	Financial Planning	Housing Benefits(1)	Home Leave & Travel Allowance	Medical Premium	Other Perquisites and Personal Benefits(2)	Total Perquisites
Kevin J. Rehnberg	$—	$—	$—	$—	$—	$—
Jay S. Bullock	$—	$—	$—	$—	$—	$—
Matt Harris	$2,650	$52,738	$—	$—	$—	$55,388
Axel Schmidt	$1,846	$—	$59,331	$—	$—	$61,177

Former Named Executive Officers
Mark E. Watson III	$—	$—	$—	$11,500	$732,203	$743,703
Jose Hernandez	$45,209	$—	$—	$—	$—	$45,209

(1)	Housing allowance was eliminated for Mr. Harris as of August 31, 2019 in connection with his revised employment agreement.

(2)	Please see the 2019-2017 Watson Perquisites Table for further information regarding certain perquisites that Mr. Watson received in 2019-2017.

2019-2017 Mr. Watson Perquisites Table

The Investigation applied the definition of “perquisite” as set forth in the SEC’s Release No. 33-8732A: an item is not a perquisite if it is “integrally and directly related to the performance of the executive’s duties”; otherwise, an item is a perquisite if it “confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the company, unless it is generally available on a non-discriminatory basis to all employees.” This principles-based definition requires judgment to be applied to the facts.

Based on the Investigation, for the 2019 to 2017 period, the Company identified the perquisites set forth below that Mr. Watson received, which were not disclosed or, in some cases, not fully disclosed in the previously filed 2019 and 2018 annual meeting proxy statements. In accordance with SEC rules, only amounts greater than $25,000 have been separately quantified in the table below. As noted above, the SEC is conducting an investigation of the perquisites received by Mr. Watson. It is possible that the SEC could conclude that the types and amounts of perquisites received by Mr. Watson in 2019 to 2017 differ from the information included in the table below.

Type of Perquisite Received by Mr. Watson Identified in the Investigation(1)	2019	2018	2017
Use of Corporate Aircraft(2)	$73,535	$236,085	$512,571
Use of Sedan and Car Rental Services	$(3)	$(3)	$35,083
Use of Company Cars(4)	$37,666	$—	$(3)
Bermuda Residence(5)	$319,000	$348,000	$348,000
Bermuda Housekeeper	$57,679	$62,642	$75,114
Bermuda Furniture	$—	$58,250	$115,636
Bermuda Sundry Personal Expenses(6)	$39,069	$59,669	$75,372
New York City Residence(7)	$—	$30,000	$60,000
New York City Furniture	$26,875	$—	$169,411
Tickets to Museum Benefit Event(8)	$70,000	$60,000	$—
Private Club Membership Dues	$(3)	$31,143	$59,596
Concierge Service Membership Dues	$(3)	$70,651	$50,004
Personal Assistant	$58,227	$—	$—
Family Vacations(9)	$—	$27,010	$(3)
Other Perquisites	$50,152(10)	$38,825(11)	$75,488(12)
Total(13)	$732,203	$1,022,275	$1,576,275

(1)

Unless otherwise noted, the amounts disclosed in this table represents the amount paid by the Company to the service provider or vendor, as applicable, or, in a limited number of instances, reimbursed directly to Mr. Watson. Although no additional incremental cost was incurred, Mr. Watson also received personal investment advice from Company investment personnel and had personal use of Company-owned condominiums in Miami Beach and of a Company-owned boat.

(2)

This represents the aggregate incremental cost of Mr. Watson’s personal use of private aircraft and related personal expenses. For many of the airplane flights and for helicopter flights, the per-flight cost was available on the service provider’s invoice, from which the Company excluded management fees and rent. For the other airplane flights, the Company calculated the total variable cost plus certain fixed costs per month (excluding service fees, engine service contracts, crew training expense, avionics contracts and certain maintenance) and divided that amount by total miles per month in order to arrive at a cost per mile, which was then multiplied by the number of miles associated with each personal flight during the monthly period. In addition, during 2019 to 2017, the Company found that Mr. Watson was accompanied by a family member on a majority of the flights taken on corporate aircraft.

(3)	Perquisites were received in this category with individual incremental costs less than $25,000, and are therefore captured under “Other Perquisites.”

(4)

Mr. Watson had personal use of Company-owned cars in San Antonio, Texas during this period. This represents the cost of a car purchased in 2019 for Mr. Watson’s use. The Company did not purchase any cars for Mr. Watson’s use in 2018 and 2017.

(5)	This represents the rent paid by the Company in respect of Mr. Watson’s lease on his Bermuda residence.

(6)	For this period, this includes the costs of home maintenance, utilities, cleaning services, flowers, cable, golf cart, wine, food, and other home goods and supplies.

(7)	The Company owns the New York City condominium. This represents the undisclosed rental value associated with Mr. Watson’s use of the condominium.

(8)

This represents the cost for Mr. Watson and his spouse to attend the Metropolitan Museum of Art’s annual benefit event for the Costume Institute, for which the Company was able to take a charitable deduction.

(9)

This represents the incremental cost associated with Mr. Watson’s family accompanying him on business trips. The incremental cost was calculated based on the amount of lodging in excess of what the Company typically paid for him or for other Company attendees on the same business trip.

(10)

For 2019, Mr. Watson also received the following perquisites whose individual incremental costs were less than $25,000: sedan services; private club membership dues; concierge service membership dues; personal website hosting costs; expenses/fees for his boat; and credit card membership fee.

(11)

For 2018, Mr. Watson also received the following perquisites whose individual incremental costs were less than $25,000: sedan and car rental services; spa retreat; personal website hosting costs; expenses/fees for his boat; and credit card membership fee.

(12)

For 2017, Mr. Watson also received the following perquisites whose individual incremental costs were less than $25,000: family vacations; spa retreat; personal website hosting costs; expenses/fees for his boat; car detailing services; and IT and A/V products and services.

(13)

The Review Period also includes 2016, 2015 and 2014, which are not included in the 2019 Summary Compensation Table. The amounts and types of perquisites received by Mr. Watson during these years are substantially similar to the amounts and types of perquisites received during the 2019 to 2017 period.

(6)

The “Total” for Mr. Watson includes $2,475,833 in separation payments he received under the terms of his Separation Agreement as well as $5,050,573 associated with the modification of certain of Mr. Watson’s outstanding equity awards. Excluding these two amounts, Mr. Watson’s total compensation would be $4,940,945. This alternative “total” is being provided for context and should not be viewed as a substitute for the Total calculated in accordance with the SEC executive compensation disclosure rules.

(7)

Amounts updated from prior years to reflect (i) for Mr. Schmidt, approximately $600 in additional perquisites for 2018 and 2017 consisting of credit card membership fees and (ii) for Mr. Bullock, $27,892 in additional perquisites in 2018, consisting of a trip as a passenger on corporate aircraft, additional financial planning costs, certain club and credit card membership fees, and additional home leave and travel costs, and $9,975 in additional perquisites in 2017, consisting of additional financial planning costs, certain club and credit card membership fees, and additional home leave and travel costs.

2019 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards($)(3)
Name	Committee Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin J. Rehnberg	—	—	$431,500	$863,000	$1,726,000	—	—	—	—	—
	2/19/2019	3/15/2019	—	—	—	3,662	10,985	18,309	—	$ 749,946
	2/19/2019	3/15/2019	—	—	—	—	—	—	3,662(4)	$ 250,005
Jay S. Bullock	—	—	$350,000	$700,000		$1,400,000	—	—	—	—
	2/19/2019	3/15/2019	—	—	—	1,538	4,614	7,690	—	$ 314,998
	2/19/2019	3/15/2019	—	—	—	—	—	—	1,538(4)	$ 104,999
Matt Harris	2/19/2019	3/15/2019	$197,769	$395,538	$791,076	—	—	—	—	—
	2/19/2019	3/15/2019	—	—	—	1,109	3,326	5,544	—	$ 227,066
	2/19/2019	3/15/2019	—	—	—	—	—	—	1,109(4)	$ 75,711
Axel Schmidt	2/19/2019	3/15/2019	$200,000	$400,000	$800,000	—	—	—	—	—
	2/19/2019	3/15/2019	—	—	—	1,221	3,662	6,105	—	$ 249,936
	2/19/2019	3/15/2019	—	—	—	—	—	—	1,221(4)	$ 83,358
Former Named Executive Officers

Mark E. Watson III	2/19/2019	3/15/2019	$750,000	$1,500,000	$3,000,000	—	—	—	—	—
	2/19/2019	3/15/2019	—	—	—	10,253	30,760	51,266	—	$ 2,099,985
	2/19/2019	3/15/2019	—	—	—	—	—	—	10,253(4)	$ 699,972
	12/13/2019	12/13/2019	—	—	—	—	—	—	77,356(5)	$ 5,050,573

Jose Hernandez(6)		n/a	$—	$239,000	$—	—	—	—	—	$ —

(1)

Other than with respect to Mr. Hernandez, these amounts represent threshold, target and maximum cash award levels set in 2019 under the Annual Incentive Plan. As noted in the CD&A, the threshold performance goals were not achieved and the Company did not pay any 2019 annual incentive awards under the 2019 Annual Incentive Plan. Mr. Watson’s 2019 annual incentive award was forfeited as a result of his separation from the Company on December 31, 2019. Mr. Hernandez was eligible to receive an incentive award based on the achievement of goals relating to his transition. Because a target bonus opportunity was not established, the amount reported is the representative amount of payment, determined based on actual performance.

(2)

These amounts represent the threshold, target and maximum shares of performance-based restricted stock granted under the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan. For actively employed executives, shares of performance-based restricted stock are scheduled to vest in annual installments, subject to the achievement of a threshold BVPS goal and individual performance goals over the 2019 calendar year and the executive’s continued service through the applicable vesting date. As noted in the CD&A, the Company failed to achieve the BVPS goal and these shares of performance-based restricted stock were forfeited, other than Mr. Watson’s award which vested pursuant to the terms of his separation agreement. Please see the CD&A for further information regarding this award.

(3)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2019. The Grant Date Fair Value in column (l) was calculated in accordance with FASB ASC Topic 718, with performance-based restricted stock awards valued based on the probable outcome of such criteria. This column also includes the incremental fair value associated with the modification of Mr. Watson’s outstanding restricted stock awards in connection with his separation, as discussed further in the CD&A and footnote 5 to this table.

(4)

Represents the time-based restricted stock awards granted under the Argo Group International Holdings, Ltd. 2014 Long-Term Incentive Plan as a component of the annual LTI awards, which vest in four equal installments beginning on the first anniversary of the date of the grant, subject to the executive’s continued employment through the applicable vesting date.

(5)

This amount represents the number of shares of restricted stock that were impacted by the modification to Mr. Watson’s outstanding restricted stock awards in connection with his separation from the Company and does not reflect a new equity grant. As noted in the CD&A, in 2019, the vesting terms of certain of Mr. Watson’s outstanding restricted stock awards were modified in connection with his separation from the Company.

(6)	Mr. Hernandez was not eligible for LTI awards in 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kevin J. Rehnberg	—	—	—	—	—	3,198(2)	$ 210,269	—	—
	—	—	—	—	—	3,977(3)	$ 261,488	—	—
	—	—	—	—	—	3,011(4)	$ 197,973	—	—
	—	—	—	—	—	3,662(5)	$ 240,777	—	—
	—	—	—	—	—	—	—	19,595(6)	$1,288,371
Jay S. Bullock	3,359	—	—	$ 26.19	3/15/2020	5,661(2)	$ 372,211	—	—
	37,561	—	—	$ 31.92	3/14/2021	7,056(3)	$ 463,932	—	—
	21,504	—	—	$ 37.85	2/26/2022	3,747(4)	$ 246,365	—	—
	—	—	—	—	—	1,538(5)	$ 101,124	—	—
	—	—	—	—	—	—	—	6,531(6)	$ 429,413
Axel Schmidt	26,920	—	—	$ 37.85	2/26/2022	2,357(2)	$ 154,973	—	—
	—	—	—	—	—	2,800(3)	$ 184,100	—	—
	—	—	—	—	—	2,231(4)	$ 146,688	—	—
	—	—	—	—	—	1,221(5)	$ 80,281	—	—
	—	—	—	—	—	—	—	6,531(6)	$ 429,413
Matt Harris	—	—	—	—	—	2,393(4)	$ 157,334	—
					1,109(5)	$ 72,917	—	—
							6,531(6)	$ 429,413
Former Named Executive Officers

Mark E. Watson III(2)	74,807			$ 26.19	3/15/2020
	3,240			$ 26.19	3/15/2020
	167,656			$ 31.92	3/14/2021
	118,421			$ 37.85	2/26/2022
Jose Hernandez

(1)	The stock price used to calculate the value of equity awards was $65.75, the price at which the Company’s common stock closed on December 31, 2019.

(2)	This award was granted on March 10, 2016 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(3)	This award was granted on March 29, 2017 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(4)	This award was granted on March 27, 2018 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(5)	This award was granted on March 15, 2019 and vests in four annual installments on the anniversary of the grant date, subject to the executive’s continued employment through such date.

(6)

This award was granted on November 5, 2018 and vests on December 31, 2021 subject to the achievement of performance goals relating to the Company’s stock price and expense ratio and the executive’s continued employment through the vesting date. The amount reported is based on achievement of target performance goals.

(7)

Mr. Watson had no stock awards outstanding as of December 31, 2019 due to the acceleration of certain outstanding awards that occurred on December 13, 2019, per the terms of his separation agreement. Mr. Watson’s 2018 performance-based equity award was forfeited upon his termination on December 31, 2019.

2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin J. Rehnberg	13,739	$459,157	23,836	$1,786,666
Jay S. Bullock	23,623	$1,005,395	24,256	$1,816,767
Matt Harris			797	$57,185
Axel Schmidt			5,677	$397,857
Former Named Executive Officers
Mark E. Watson III			286,498	$20,944,278(1)
Jose Hernandez			7,984	$553,234

(1)	Included in this amount are 35,296 shares that were transferred to an escrow account per the terms of Mr. Watson’s separation agreement, as discussed further in the CD&A.

2019 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2019 ($)
Mark E. Watson III	Argo Group US Retirement Plan	3.42	$107,082
Mark E. Watson III	Argo Group US Pension Equalization Plan	3.42	$168,972

In November, 2003, the Company amended both its Retirement Plan, a defined benefit plan, and its Pension Equalization Plan, a plan which provided retirement benefits which would have been payable under the Retirement Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have accrued since that date.

Mr. Watson was eligible to receive payments under such plans at the age of 65 or upon his termination of employment from the Company, whichever came first. Mr. Watson had the option to elect to receive his payments in lump sum or in annuity payments, or rollover his payments into another plan. The changes in the values of the accumulated benefits for Mr. Watson during 2019 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.

Please refer to footnote 16 of the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2019 for details regarding the status of the plans.

2019 Non-qualified Deferred Compensation

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) (1)	Aggregate earnings in last fiscal year ($) (1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($) (2)
Kevin J. Rehnberg	$13,856	$29,827	$24,500	$–	$214,346
Jay S. Bullock	$26,394	$29,277	$110,604	$–	$553,893
Former Named Executive Officers
Mark E. Watson III	$57,693	$66,892	$764,202	$–	$3,378,151
Jose Hernandez	$2,146	$15,75	$17,532	$–	$83,121

(1)

All of the Company’s contributions in the last fiscal year are included in the 2019 Summary Compensation Table. None of the aggregate earnings in the last fiscal year are included in the 2019 Summary Compensation Table.

(2)

The amounts included in the Summary Compensation Table for this year and all prior years were: $214,347 for Mr. Rehnberg, $555,893 for Mr. Bullock, $3,378,151 for Mr. Watson and $83,121 for Mr. Hernandez.

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes per pay period to the plan; and

b.	1% of the employee’s eligible pay.

During 2019, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $280,000 and the maximum dollar amount of the 401(k) contribution that could be made to $19,000 plus an additional $6,000 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested, as directed by the individual, from among substantially the same funds available under the Company’s 401(k) Plan.

During 2019, the Company credited the account maintained for each U.S. NEO for the following.

a.

The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.

A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2019 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($280,000 for the 2019 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested, as designated by the individual, from substantially the same funds that are available under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $19,000 allowed under the Code and executives 50 years old or older who elect to contribute more than the $25,000 allowed under the Code can contribute up to 5% of the pay earned after the limit is reached to the SERP. Executives may elect to receive payments in lump sum or in annual cash installments between one and 10 years. Payments may be distributed through one of the following options, as elected by the executive: (i) as soon as possible following separation from service, (ii) in the calendar year following the year separated from service, or (iii) on a specified date elected by the executive following separation from service. Regardless of the election, no distributions may commence sooner than six months following separation from service.

Potential Payments upon Termination or a Termination Following a Change in Control

While we do not maintain a formal severance plan for our employees, we believe that reasonable severance arrangements are essential to attracting and retaining highly qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, the absence of such a provision in an executive’s employment agreement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements provided for in an executive’s employment agreement, the Committee has drawn a distinction between voluntary resignations and terminations for cause versus terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control.

We have entered into an employment agreement with each of our NEOs. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. Severance benefits are limited to those set forth in the NEO’s employment agreement.

Mr. Watson

Under Mr. Watson’s agreement in effect during 2019, Mr. Watson was eligible for the following severance benefits upon resignation for Good Reason (as defined in the agreement) or termination by the Company without Cause (as defined in the agreement): (A) the target annual incentive award for the year in which his employment is terminated, (B) all unvested equity awards will remain in force as if no termination had occurred; provided that (i) any performance-based equity awards will vest based on actual performance through the end of the applicable performance period, (ii) unvested options and similar awards will remain exercisable for 12 months following the last vesting date, but not beyond the original term and (iii) any such termination within two years after a change of control (as defined in the agreement) will result in all unvested equity awards fully vesting, (C) a payment equal to two times his base salary and target annual cash incentive award in the year of termination (or, if no target has been set, the target amount for the prior year) and (D) continuation of health benefits at the active executive rate until he receives reasonably equivalent coverage or for 18 months from the date of termination.

Upon expiration of the employment agreement on December 31, 2023, Mr. Watson would have been entitled to receive the following benefits: (A) all unvested equity awards will remain in force as if no termination had occurred, provided that any performance-based equity awards will vest on actual performance through the end of the applicable performance period, (B) unvested options and similar awards will remain exercisable for 12 months following the last vesting date, but not beyond the original term, and (C) payment of the bonus that he would have been awarded in respect of the 2023 performance year based on actual performance had he remained employed through the date for such bonus award.

As noted in the CD&A, the Company and Mr. Watson entered into a separation agreement on December 6, 2019. Under the terms of the separation agreement, as of the date on which the separation agreement became fully enforceable and binding, Mr. Watson fully vested in his unvested restricted stock from each of his (i) March 10, 2016 grant (11,285 shares), (ii) March 29, 2017 grant (14,558 shares), (iii) March 27, 2018 grant (10,500 shares) and (iv) March 15, 2019 grant (41,013 shares) (estimated value of $5,050,573, based on a closing stock price of $65.29 per share on December 13, 2019, the date on which the agreement became enforceable). All of Mr. Watson’s vested share appreciation rights remained vested and fully exercisable without restriction, and continued to be governed by the terms of the underlying award agreements, provided that following the separation date, Mr. Watson ceased to be bound to any restrictive covenant or post-termination obligation, duty or restriction under such award agreements, other than certain obligations relating to confidential information. In addition, the Company paid Mr. Watson (a) an amount equal to $1,750,000 within two business days after the Separation Agreement becoming fully enforceable and binding, and (b) an amount equal to $725,833.33 within two business days after his re-execution and non-revocation of the Separation Agreement on January 1, 2020. The 73,481 performance-based restricted shares granted by the Company to Mr. Watson on November 5, 2018 were forfeited by Mr. Watson as of the separation date.

Mr. Watson agreed to reimburse the Company for certain alleged personal expenses that were paid for by the Company, in an amount agreed upon by the parties or settled at arbitration. To account for this reimbursement, 35,296 of the shares of restricted stock referred to in the previous paragraph were placed into an escrow account. All or a portion of such shares will be returned to the Company in full satisfaction of Mr. Watson’s reimbursement obligation. If the amount that Mr. Watson is required to reimburse the Company for personal expenses is equal to or greater than the aggregate value of the shares placed in the escrow account (based on the closing price of the Company’s common stock on November 1, 2019, or $63.04, which was selected as the measurement date in connection with Mr. Watson’s separation from the Company on November 5, 2019), then all of the shares held in the escrow account will be returned to the Company in full satisfaction of Mr. Watson’s reimbursement obligation. If the amount that Mr. Watson is required to reimburse the Company for personal expenses is less than the aggregate value of the shares placed in the escrow account (based on the $63.04 closing price), then the shares held in the escrow account having an aggregate value equal to the required reimbursement amount (based on the $63.04 closing price), rounded up to the nearest whole share, will be returned to the Company in full satisfaction of Mr. Watson’s reimbursement obligation and the remaining shares held in the escrow account will be released to Mr. Watson.

The separation agreement included a general release of claims by Mr. Watson in favor of the Company. The separation agreement superseded all prior agreements between Mr. Watson and the Company, including Mr. Watson’s employment agreement with the Company, except for certain provisions of the employment agreement set forth in the separation agreement, which survive, including provisions relating to non-disclosure of confidential information, return of Company property, mutual non-disparagement, cooperation following termination of employment, indemnification and clawback.

Mr. Rehnberg

Under the terms of Mr. Rehnberg’s employment agreement in effect during 2019, in the event that the Company terminates Mr. Rehnberg for Cause (as defined in the Agreement) or if Mr. Rehnberg elects to terminate his employment with the Company, he will receive his base salary, certain expense reimbursements and any benefits accrued (collectively, the “Accrued Benefits”), in each case to the extent accrued as of the date of termination, and he will not be entitled to any other benefits except as required by law.

In the event that the Company terminates Mr. Rehnberg without Cause, Mr. Rehnberg will receive the Accrued Benefits, any earned but unpaid annual cash incentive award for the year immediately preceding termination, and any target annual cash incentive award for the year of such termination (pro rated for such year through the date of termination), and all unvested equity awards will remain in force as if no termination had occurred; provided that (i) any performance-based equity awards (other than the November 2018 performance-based awards) will vest based on actual performance through the end of the applicable performance period, (ii) unvested options will remain exercisable for 90 days following the last vesting date, but not beyond the original term and (iii) any such termination within 2 years after a Change of Control (as defined in the Agreement) will result in all unvested equity awards fully vesting. In addition, Mr. Rehnberg will be entitled to receive a payment equal to the sum of his base salary and target annual cash incentive award in the year of termination (or, if no target has been set, the target amount for the prior year), or two times such amount if a Change in Control has then occurred or is reasonably expected to occur. In addition, Mr. Rehnberg shall also be eligible for continuation of health benefits at the active rate for up to 18 months or, if earlier, until he obtains reasonably equivalent coverage. The agreement also provides for payments upon termination under the agreement to be reduced, to the extent doing so would not reduce Mr. Rehnberg’s aggregate (after tax) payments and benefits under the Agreement, so that no portion of such payments will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

The agreement contains certain confidentiality provisions and prohibits Mr. Rehnberg from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination.

Mr. Bullock

Under the terms of Mr. Bullock’s agreement in effect during 2019, if Mr. Bullock’s employment is terminated by the Company without “cause,” or, within two years following a “change in control,” by Mr. Bullock for “good reason,” Mr. Bullock will be entitled to the following severance benefits: (i) accrued benefits and any earned but unpaid annual cash incentive award for the year preceding the year of termination, (ii) an aggregate amount equal to one times (or, if a “change in control” has occurred or is reasonably expected to occur, two times) the sum of (A) his base salary and (B) his target annual cash incentive award for the year of termination (or, if a target annual cash incentive award has not yet been established for such year, his target annual cash incentive award for the year prior to the year of termination), such amounts to be paid in installments over a period of 12 months, (iii) any target annual cash incentive award for the year of termination, (iv) continuation of health benefits at the active rate of executives until Mr. Bullock receives reasonably equivalent coverage or for 18 months, whichever is earlier, provided Mr. Bullock’s timely election of benefit continuation coverage under COBRA, and (v) continued vesting of all unvested equity awards (other than the November 2018 performance awards in the case of a termination prior to a “change in control”), to be paid or settled in accordance with the terms of the applicable award agreements as if no termination had occurred and Mr. Bullock had remained employed by the Company through the applicable vesting date, provided that the vesting of any outstanding performance-based equity awards will be determined based on actual performance through the end of the applicable performance period, provided further that all outstanding, unvested stock options will remain exercisable for a period of 90 days following the last vesting date of the stock option, but not beyond the original term of the stock option. In the event of Mr. Bullock’s involuntary termination of employment by the Company without “cause” or by Mr. Bullock for “good reason,” in each case, within two years following a “change in control,” all outstanding unvested equity awards will vest immediately upon the date of such termination of employment. All severance benefits are conditioned upon Mr. Bullock’s execution within 30 days following the termination date of a full and complete release of claims in favor of the Company and its subsidiaries and affiliates, and his compliance with the restrictive covenants to which he is bound under the employment agreement.

In the event Mr. Bullock’s employment is terminated due to his death or disability, Mr. Bullock (or his estate or surviving spouse in the case of his death) is entitled to: (i) accrued benefits, (ii) any earned but unpaid annual cash incentive award for the year preceding the year of termination, (iii) any target annual cash incentive award for the year of termination, and (iv) continuation of family health benefits at the active rate of executives for an eighteen month period, provided Mr. Bullock’s (or, in the case of his death, his surviving spouse’s) timely election of benefit continuation coverage under COBRA. In the event Mr. Bullock’s employment is terminated due to his disability, it will be a condition precedent to the receipt of the continuation of family health benefits that Mr. Bullock execute a full and complete release of claims in favor of the Company and its subsidiaries and affiliates. In the event Mr. Bullock’s employment is terminated by the Company for “cause,” Mr. Bullock will only be entitled to his accrued benefits, and will not be entitled to any other benefits, unless otherwise required by applicable law.

During employment and for a 12-month period thereafter, Mr. Bullock is subject to non-competition and non-solicitation covenants. Mr. Bullock’s employment agreement also contains customary non-disclosure, intellectual property and non-disparagement covenants.

Mr. Schmidt

Mr. Schmidt’s employment agreement provides that his employment agreement will continue for an indefinite term unless and until terminated by either the Company or Mr. Schmidt upon six-months’ notice of such termination of employment. Mr. Schmidt’s employment agreement includes confidentiality provisions and prohibits Mr. Schmidt from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination.

Mr. Harris

Mr. Harris’ employment agreement provides that his employment will continue for an indefinite term unless and until terminated by either the Company or Mr. Harris upon six-months’ notice of such termination of employment.

Mr. Harris’ employment agreement includes confidentiality provisions and prohibits Mr. Harris from competing with the Company or its affiliates, or soliciting its customers or employees for the one-year period following his termination.

Equity Awards

In addition to the foregoing employment agreements, our long-term incentive plan, which was approved by our shareholders in 2019, gives our Committee the discretion, among other methods, to provide for the accelerated vesting and/or a purchase of our NEOs’ equity grants by the Company upon the occurrence of a change in control (as defined in the plan). Further, the NEO equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a change in control or a termination of employment due to death or disability, if an NEO voluntarily terminates his or her employment with the Company or is terminated for cause, he or she forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that a termination or change of control occurred on December 31, 2019. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time. Please see the summary above for the amounts paid to Mr. Watson in connection with his separation. Mr. Hernandez is excluded from the following table as he did not receive any separation benefits in connection with stepping down as an executive officer during 2019 or his subsequent departure from the Company on December 31, 2019.

Name	Benefit	Death or Disability	Termination Without Cause	Termination Without Cause / for Good Reason with a CIC
Kevin J. Rehnberg	Cash Severance(1)	$–	$1,838,000	$3,676,000
	Annual Incentive Award (2)	$283,815	$863,000	$863,000
	Unvested Restricted Stock Awards (3)	$2,921,141	$1,632,770	$2,921,141
	Health, Medical, Dental Benefits (4)	$12,139	$12,139	$12,139

	Total	$3,217,095	$4,345,909	$7,472,280
Jay S. Bullock	Cash Severance(1)	$–	$1,300,000	$2,600,000
	Annual Incentive Award (2)	$682,620	$682,620	$682,620
	Unvested Restricted Stock Awards (3)	$1,425,394	$995,981	$1,425,394
	Health, Medical, Dental Benefits (4)	$29,895	$29,895	$29,895

	Total	$2,137,909	$3,008,496	$4,737,909
Matt Harris	Cash Severance (1)	$–	$263,692	$263,692
	Annual Incentive Award (2)	$–	$–	$–
	Unvested Restricted Stock Awards (3)	$878,354	$–	$878,354

	Total	$878,354	$263,692	$1,142,046
Axel Schmidt	Cash Severance (1)	$–	$245,452	$245,452
	Annual Incentive Award (2)	$–	$–	$–
	Unvested Restricted Stock Awards (3)	$1,236,166	$–	$1,236,166

	Total	$1,236,166	$245,452	$1,481,618

(1)

For Messrs. Rehnberg and Bullock, cash severance is equal to one times base salary plus target bonus in the event of termination without cause, or two times base salary plus target bonus in the event of a termination without cause, or, in the case of Mr. Bullock by the Executive for good reason, within 2 years following change in control of the Company. For Messrs. Schmidt and Harris, amounts represent the aggregate pre-tax value of the portion of base salary that would continue to be paid over the course of the six-month notice period, or that would be paid in lieu of the notice period if employment was terminated with immediate effect, in the case of a termination without cause. Mr. Schmidt and Mr. Harris are paid in British Pounds. Their salaries were converted into U.S. dollars for purposes of the foregoing table using the December 31, 2019 exchange rate of 1.31846 US$/GBP.

(2)

In the case of Mr. Rehnberg’s, amounts represent earned annual incentive award for death and disability and target annual incentive for termination without cause and termination without cause in connection with a change in control. In the case of Mr. Bullock, amounts represent target annual incentive payable in connection with each scenario.

(3)

Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s Common Shares on December 31, 2019 of $65.75 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or that may accelerate and vest upon termination of employment in connection with a change in control.

(4)

Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18-month period following the termination date based on the rates in effect for coverage at December 31, 2019.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:

For 2019, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO) was $121,637; and

•	the annual total compensation of our CEO was $2,117,483.

Based on this information for fiscal year 2019, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 17:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

The total compensation of the median employee, including any perquisites and other benefits, is determined in the same manner that we determine the total compensation of our named executive officers for purposes of the 2019 Summary Compensation Table disclosed above. For 2019, the total compensation of our median employee was determined to be $121,637. This total compensation amount for our median employee was then compared to the 2019 total compensation of our CEO as reported in the 2019 Summary Compensation Table to determine the pay ratio. To annualize Mr. Rehnberg’s compensation, we adjusted his base salary to reflect the adjustments made to his base salary in connection with his promotion and which became effective on November 5, 2019. We did not adjust Mr. Rehnberg’s 2019 annual incentive or LTI awards since no adjustments were made to those awards for 2019 in connection with his promotion.

Given the different methodologies that various public companies will use to determine their pay ratio, the pay ratio disclosed above should not be used as a basis for comparison between or among companies.

There have not been any material changes to the Company’s employee population or compensation arrangements during 2019 or 2018 that we believe would significantly impact this year’s pay ratio disclosure. Accordingly, as permitted by SEC executive compensation disclosure rules, we are electing to use the same median employee as was used for purposes of our 2017 pay ratio disclosure. To identify our median employee, we first determined our employee population as of December 31, 2017 (the “Determination Date”). We had 1,373 employees, representing all full-time, part-time, seasonal and temporary employees as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured the employee population’s total target cash compensation for the period beginning on January 1, 2017 and ending on December 31, 2017. This compensation measurement was calculated by totaling, for each employee, his or her base salary and target annual cash incentive award for 2017. We annualized compensation for any employees who were employed for less than the full fiscal year, but we did not annualize the compensation for employees in temporary or seasonal positions.

PROPOSAL 4: APPROVE ERNST & YOUNG AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young be appointed as our independent auditors for the fiscal year ending December 31, 2020. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. If the shareholders do not approve the appointment of Ernst & Young, the Board’s Audit Committee will reconsider whether or not to retain Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 but will not be obligated to terminate the appointment. Even if the shareholders approve the appointment of Ernst & Young, the Board’s Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board’s Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of Ernst & Young is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

Required Vote and Board Recommendation

The approval of the appointment of Ernst & Young as our independent auditors and to refer determination of the auditors’ remuneration to the Audit Committee of the Board of Directors will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE ERNST & YOUNG AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.

Relationship with Independent Auditors

Fees Paid to the Independent Auditors by Argo Group in 2018 and 2019

The fees incurred in 2018 and 2019 for services provided by Ernst & Young to Argo Group were as follows:

Category	2018	2019
Audit Fees (1)	$5,946,250	$5,930,000
Audit-Related Fees (2)	132,000	50,000
Tax Fees (3)	1,353,694	972,527
All Other Fees (4)	138,000	3,000

TOTAL	$7,569,944	$6,955,527

(1)

“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young for the review of Argo Group’s quarterly reports for 2018 and 2019 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2018 and 2019. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings. The fees include Ernst & Young’s estimate of unbilled fees related to services for 2019.

(2)

“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans for 2018 and 2019. These services include independent actuarial reviews, consent filings and providing access to audit work papers for regulatory examinations in 2018.

(3)

“Tax Fees” are fees incurred for Ernst & Young’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.

(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software for 2018 and 2019 and for permitted advisory services in 2018.

Argo Group Pre-Approval Process

All services provided by Ernst & Young to Argo Group in 2018 and in 2019 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

PROPOSAL 5: APPROVAL OF AN AMENDMENT TO THE BYE-LAWS TO PROVIDE A RANGE IN THE SIZE OF THE BOARD OF DIRECTORS OF 3 TO 11 DIRECTORS, WITH THE EXACT NUMBER TO BE DETERMINED BY THE BOARD OF DIRECTORS

Background of the Proposal

After careful consideration, our Board of Directors has proposed to amend our Bye-Laws fixing the size of the Board of Directors at not less than 3 nor more than 11 directors, with the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Presently, the Bye-Laws provide that the Board of Directors may not be less than 3 nor more than 13 directors, with the exact number determined by ordinary resolution of the Company.

Proposed Amendment to the Bye-Laws

The Board of Directors have declared it advisable to amend the Bye-Laws as set forth on Annex B which provides that, the maximum size of the Board of Directors will be a size not less than 3 nor more than 11 directors, with the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. If this amendment is approved by our shareholders, it will become effective immediately.

Required Vote and Board Recommendation

The approval of the proposal will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count as votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE PROPOSAL TO PROVIDE A RANGE IN THE SIZE OF THE BOARD OF DIRECTORS OF 3 TO 11 DIRECTORS, WITH THE EXACT NUMBER TO BE DETERMINED BY THE BOARD OF DIRECTORS.

PROPOSAL 6: APPROVAL OF AN AMENDMENT TO THE BYE-LAWS TO MODIFY THE VOTING PUSH-UP REQUIREMENT

Background of the Proposal

The Board unanimously determined that it is in the best interests of the Company and its shareholders to make certain amendments to our Bye-Laws as described in Annex B of this proxy statement. After careful consideration, our Board of Directors has proposed to amend our Bye-Laws so as to modify the Voting Push-up Requirement.

Proposed Amendment to the Bye-Laws

The Bye-laws currently provide that, subject to certain exceptions, if the Company, in its capacity as a shareholder of any direct non-U.S. subsidiary of the Company, has the right to vote at a general meeting of such subsidiary (whether in person or by its attorney-in-fact or proxy, or by written resolution in lieu of a general meeting), the Board of the Company shall refer the subject matter of the vote to the shareholders of the Company and seek authority from the shareholders of the Company for the Company’s corporate representative or proxy to vote with respect to the resolution proposed by such subsidiary. The primary purpose of this Bye-law provision is to mitigate the risk of a direct or indirect U.S. shareholder of the Company having current income inclusions pursuant to the controlled foreign corporation rules under the U.S. Internal Revenue Code.

The Board of Directors has proposed to modify the Voting Push-up Requirement so that it only applies to push-up the votes with respect to a Company subsidiary for exercise by the Company’s shareholders in the event that the voting rights of any shares of the Company are adjusted. The amended Bye-law updates this Bye-law provision with a more flexible approach, which appears appropriate in circumstances such as ours where we have a broad and un-concentrated shareholder base. Also, this will facilitate a more orderly meeting process, as we will not be required to include numerous proposals related to our subsidiaries, including certain proposals that are ministerial in nature.

By unanimous resolution, our Board of Directors declared advisable the amendment to our Bye-Laws set forth on Annex B which modifies the Voting Push-up Requirement. If this amendment is approved by our shareholders, it will become effective immediately.

Required Vote and Board Recommendation

The approval of the proposal to modify the Voting Push-up Requirement will be decided by an ordinary resolution; that is a resolution duly adopted by the Board of Directors, which has already occurred, and then approved by shareholders with a simple majority of votes cast in person or by proxy. Votes may be cast in favor of or against this proposal or a shareholder may abstain from voting. Abstentions and broker non-votes will not count votes cast and, therefore, will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE PROPOSAL TO MODIFY THE VOTING PUSH-UP REQUIREMENT.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our Annual Report, excluding exhibits, may be obtained by shareholders without charge by request to Investor Relations, 110 Pitts Bay Road Pembroke, HM 08, Bermuda or by calling 441-296-5858 and may be accessed on our website at www.argolimited.com.

In addition, Argo Group will post copies of the Annual Report on Form 10-K for the fiscal year 2019 and this proxy statement on its website at www.argolimited.com. The reference to Argo Group’s website does not incorporate by reference the information contained in the website and such information should not be considered a part of this proxy statement.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2021 proxy statement, such shareholder must submit the proposal in writing to us for receipt not later than November 16, 2020. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2021 proxy materials.

Shareholders who wish to submit a proposal or nomination for consideration at our 2021 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal or nomination to us for receipt not later than 60 days prior to the date of our 2021 Annual General Meeting (such deadline currently expected to be on or about February 15, 2021). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals or nominations should be delivered to Argo Group International Holdings, Ltd. c/o Craig S. Comeaux, Secretary, 110 Pitts Bay Road, Pembroke HM 08, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

Craig S. Comeaux

Secretary

March 16, 2020

Annex A

RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) TO NET INCOME (LOSS)

“Adjusted operating income” is an internal performance measure used in the management of the Company’s operations and represents operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, other corporate expenses, impairment of goodwill, and other non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, other corporate expenses, impairment of goodwill, and other non-recurring items from the calculation of adjusted operating income because these amounts are influenced by and fluctuate in part according to the availability of market opportunities. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing adjusted operating income enables investors, analysts, rating agencies and other users of the Company’s financial information to more easily analyze our results of operations and underlying business performance. Adjusted operating income should not be viewed as a substitute for U.S. GAAP net income. The reconciliation of adjusted operating income to net income is as follows:

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

RECONCILIATION OF ADJUSTED OPERATING INCOME TO NET INCOME

(in millions)

(unaudited)

	For the Years Ended December 31,
	2019	2018
Net (loss) income, as reported	$(8.4)	$63.6
Income tax provision	8.6	4.1

Net income, before taxes	0.2	67.7
Add (deduct):
Net realized investment losses (gains)	(80.0)	72
Foreign currency exchange gains	(9.6)	(0.1)

Other corporate expenses	37.6	-

Impairment of goodwill	15.6	-

Adjusted operating (loss) income before taxes	$(36.2)	$139.6

A-1

Annex B

PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED BYE-LAWS

The following language shows the changes to the Amended and Restated Bye-Laws that would result from (i) the proposed amendment to declassify our Board of Directors (ii) the proposed amendment to the Bye-Laws to provide a range in the size of the Board of Directors of 3 to 11 directors, with the exact number to be determined by the Board, and (iii) the modification of the Voting Push-up Requirement, with deletions indicated by strikethroughs and additions indicated by underlining:

Proposed Amendments to Bye-Law 22 of the Argo Group International Holdings, Ltd. Amended and Restated Bye-Laws (providing for immediate declassification of the Board and to provide a range in the size of the Board of 3 to 11 directors, with the exact number to be determined by the Board):

Bye-Law 22 of the Company’s Amended and Restated Bye-Laws shall be amended as provided below:

(1) The number of Directors which shall constitute the whole Board of Directors of the Company shall be such number (not less than three (3) or more than eleven (11) ~~thirteen (13)~~) to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directorsas ~~the Company may by Ordinary Resolution determine~~. ~~The Board shall be divided into three classes, Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three and if a fraction is also contained in such quotient, then if such fraction is one-third (1/3) the extra Director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the Directors shall be member of Class III and the other shall be a member of Class II.~~ Each Director shall serve for a term ending on the date of the next ~~third~~ Annual General Meeting following the ~~a~~Annual General ~~m~~Meeting at which such Director was elected~~; provided however, that the initial term of each Class and the classes to which the first slate of Directors elected hereunder belong, shall be determined by the Ordinary Resolution at the time of such initial election~~. The foregoing notwithstanding, each Director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

~~(2) For the purpose of the preceding paragraph, reference to the first election of Directors is to the election at the 1999 Annual General Meeting of the Company. At each annual election held thereafter, the Directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the Directors they succeed. If for any reason the number of Directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board may redesignate any Director to a different class in order that the balance of Directors in such classes shall conform thereto.~~

(~~3~~2) A Director need not be a Member.

(~~4~~3) Only Persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of Persons for election to the Board of the Company may be made at a meeting of Members called for the election of directors, or at the discretion of the Board, by any nominating committee or Person appointed by the Board, by any Member of the Company entitled to vote for the election of Director at the meeting who complies with the Notice procedures set forth in this Bye-Law. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely Notice to the Secretary of the Company. To be timely, a Member’s Notice shall be delivered to or mailed and received at the Office of the Company not less than sixty (60) days prior to such meeting. Such Member’s Notice to the Secretary shall set forth (a) as to each Person whom the Member proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the Person, (ii) the principal occupation or employment of the Person, (iii) the class and number of shares of Common Shares of the Company which are beneficially owned by the Person, (iv) any other information relating to the Person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Schedule 14A of the Exchange Act, and (v) the consent of each nominee to serve as a Director, if so elected; and (b) as to the Member giving the Notice (i) the name and record address of the Member and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the Member. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company. No Persons shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth herein.

(~~5~~4) The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(~~6~~5) The Directors shall (subject to any resolution of the Members to the contrary) have the power from time to time and at any time to appoint any Person as a Director to fill a casual vacancy on the Board, provided, however, that the number of Directors so appointed shall not cause the number of Directors to exceed the ~~any~~ maximum number determined from time to time by the Board pursuant to paragraph (1) of this Bye-Law~~Members in a General Meeting~~. Any Director so appointed by the Board shall hold office until the next election ~~of the class for which such~~ of directors ~~shall have been chosen~~ and shall then be eligible for re-election at that meeting.

(~~7~~6) Neither a Director nor an Alternate Director, as the case may be, shall be required to hold any shares of the Company by way of qualification and a Director or an Alternate Director (as the case may be) who is not a Member shall be entitled to receive Notice of and to attend and speak at any General Meeting of the Company and of all classes of shares of the Company.

(~~8~~7) Notwithstanding anything to the contrary in these Bye-Laws, the Members may remove a Director, with or without cause, at any time prior to the expiration of such Director’s period of office or in any agreement between the Company and such Director (but without prejudice to any claim for damages under any such agreement) at a General Meeting convened and held in accordance with these Bye-Laws at which a majority of the holders of shares entitled to vote thereon vote in favor of such action provided that the Notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director fourteen (14) days before the meeting and at such meeting such Director shall be entitled to be heard on the motion for his removal.

(~~9~~8) A vacancy on the Board created by the removal of a Director under paragraph (~~8~~7) of this Bye-Law may be filled by the election or appointment by the Members at the meeting at which such Director is removed to hold office until the next election of ~~the class for which such~~ directors ~~shall have been chosen~~, but subject to any resolution of the Members to the contrary, the Board may fill any vacancy in the number left unfilled.

(~~10~~9) A retiring Director shall be eligible for re-election.

(~~11~~10) The office of a Director shall be vacated if the Director:

(a)	resigns his office by Notice delivered to the Company at the Office or tendered at a meeting of the Board whereupon the Board resolves to accept such resignation; or

(b)	becomes of unsound mind (as determined by the Board in its sole discretion) or dies; or

(c)	without special leave of absence from the Board, is absent from meetings of the Board for six consecutive meetings, and the Board resolves that his office be vacated; or

(d)	becomes bankrupt or has a receiving order made against him or suspends payment or comprises with his creditors; or

(e)	is prohibited by law from being a Director; or

(f)	ceases to be a Director by virtue of any provision of the Act or is removed from office pursuant to this Bye-Law.

Proposed Amendments to Bye-Law 20A, Paragraph (1), of the Argo Group International Holdings, Ltd. Amended and Restated Bye-Laws (amending the Voting Push-up Requirement):

(1) Voting of Subsidiary Shares. Notwithstanding any other provision of these Bye-Laws to the contrary, if the Company is required or entitled to vote at a general meeting of any direct non-U.S. subsidiary of the Company, the Board shall refer the subject matter of the vote to the Members of the Company on a poll (subject to Bye-Law 20) and seek authority from the Members for the Company’s corporate representative or proxy to vote in favour of the resolution proposed by the subsidiary; provided that this Bye-law shall apply only in the event that the voting rights of any shares of the Company are, at the relevant time, subject to adjustment pursuant to Bye-Law 20. The Board shall cause the Company’s corporate representative or proxy to vote the Company’s shares in the subsidiary pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by the subsidiary. The Board shall have authority to resolve any ambiguity.

(2) Bye-Law or Articles of Association of Certain Subsidiaries. The Board in its discretion shall require that the Bye-Law or Articles of Association or similar organizational documents of each subsidiary of the Company, organized under the laws of a jurisdiction outside the United States of America, other than any non-U.S. subsidiary that is a direct or indirect subsidiary of a U.S. Person, shall contain provisions substantially similar to this Bye-Law 20A~~23 and 24~~. The Company shall enter into agreements, as and when determined by the Board, with each such subsidiary, only if and to the extent reasonably necessary and permitted under applicable law, to effectuate or implement this Bye-Law.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. ATTN: CRAIG COMEAUX 110 PITTS BAY ROAD PEMBROKE HM 08, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 14, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 14, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E94513-P35771                     KEEP THIS PORTION FOR YOUR RECORDS

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            DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

The Board of Directors recommends you vote FOR each of the following:			For	Against	Abstain
1.	Amend the Amended and Restated Bye-Laws of the Company (the “Bye-Laws”) to declassify the Board of Directors.		☐	☐	☐

2.

Election of Directors (if Proposal 1 is approved by the shareholders, to elect each of the 11 director nominees named below, or, if Proposal 1 is not approved, to elect (i) Thomas A. Bradley, Anthony P. Latham and Carol A. McFate as Class I directors, and (ii) to elect Bernard C. Bailey, Fred R. Donner and Kevin J. Rehnberg as Class II directors).

							2i.	Al-Noor Ramji	For ☐	Against ☐	Abstain ☐
							2j.	Kevin J. Rehnberg	☐	☐	☐

	2a.	Bernard C. Bailey	☐	☐	☐		2k.	John H. Tonelli	☐	☐	☐

	2b.	Thomas A. Bradley	☐	☐	☐	3.	Approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers.		☐	☐	☐

	2c.	Fred R. Donner	☐	☐	☐	4.

Approve Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2020 and refer the determination of its remuneration to the Audit Committee of the Board of Directors.

									☐	☐	☐
	2d.	Anthony P. Latham	☐	☐	☐

	2e.	Dymphna A. Lehane	☐	☐	☐	5.	Amend the Bye-Laws to provide a range in the size of the Board of Directors of 3 to 11 directors, with the exact number to be determined by the Board of Directors.		☐	☐	☐

	2f.	Samuel G. Liss	☐	☐	☐	6.	Amend the Bye-Laws to modify certain provisions relating to the voting of equity securities of Company subsidiaries.		☐	☐	☐

	2g.	Carol A. McFate	☐	☐	☐

	2h.	Kathleen A. Nealon	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E94514-P35771

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints Kevin J. Rehnberg and Craig S. Comeaux, with power of substitution, to serve as proxies, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned at the close of business on March 2, 2020, the record date for the Annual General Meeting of Shareholders of the Company to be held at the Company’s offices located at 110 Pitts Bay Road, Pembroke, Bermuda on April 16, 2020 at 9:00 A.M. local time and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1, 3, 4, 5 AND 6, “FOR” EACH DIRECTOR NOMINEE IN ITEM 2 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL GENERAL MEETING. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.

Continued and to be signed on reverse side